Exhibit 10.1

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

DATED AS OF JANUARY 22, 2016

BY AND BETWEEN

KRAMER-WILSON COMPANY, INC.

AND

NATIONAL GENERAL HOLDINGS CORP.

i

(continued)

		Page
4.16	Licenses, Approvals, Other Authorizations	29
4.17	Environmental Matters	30
4.18	Taxes	30
4.19	Insurance Matters	33
4.20	Related Parties	35
4.21	Consumer Privacy Laws	35
4.22	Insurance	36
4.23	Bank and Investment Accounts	36
4.24	Illegal or Unauthorized Payments; Political Contributions	36
4.25	OFAC	36

ARTICLE V	COVENANTS OF SELLER AND BUYER	37
5.1	Access to Information; Confidentiality; Books and Records	37
5.2	Regulatory Filings	39
5.3	Non-Competition; Non-Solicitation; Non-Disparagement	40
5.4	Further Assurances	42
5.5	Conduct of Business	42
5.6	[Intentionally Omitted]	42
5.7	Termination of Intercompany Accounts and Agreements	42
5.8	Public Announcements	42
5.9	Business Assets Held by Seller	43
5.10	Closing Deliveries	43
5.11	Notification of Certain Developments	43
5.12	Financial Statements and Information	43
5.13	Employee Matters	44
5.14	Pre-Closing Dividend. Seller shall cause Company to pay the Pre-Closing Dividend to Seller in such amount, if any, as approved by the California Department	45

ARTICLE VI	CONDITIONS TO BUYER’S OBLIGATION TO CLOSE	45
6.1	Representations, Warranties and Covenants of Seller	45
6.2	Governmental Filings and Consents	46

(continued)

(continued)

EXHIBITS

Exhibit A	Promissory Note
Exhibit B	Settlement Illustration

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of January 22, 2016, is made by and between Kramer-Wilson Company, Inc., a Delaware corporation (“Seller”), and National General Holdings Corp., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Century-National Insurance Company is a California domiciled property and casualty company (the “Company”) and Western General Agency, Inc. is a California corporation (the “Agency”);

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of the Company and the Agency; and

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller all of the issued and outstanding shares of capital stock of the Company and the Agency upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement the following terms shall have the following respective meanings:

“2015 GAAP Audit” shall mean the audited consolidated balance sheet and audited consolidated statement of income or operations, cash flows and retained earnings or shareholders’ equity of the Seller, at and for the year ended December 31, 2015, prepared in accordance with GAAP, together with the unqualified opinion with respect thereto from the independent public accountant of the Seller, JLK Rosenberger LLP.

“Acquired Company(ies)” shall mean the Company and the Agency.

“Action” shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court of competent jurisdiction or Governmental Authority.

“Actuarial Analyses” shall have the meaning set forth in Section 4.19(c) hereof.

“Adjusted Tangible Book Value” shall mean the combined Tangible Book Value of the Company and the Agency as of the Closing Date determined by adjusting the consolidated Tangible Book Value of the Seller as of the Closing Date to exclude therefrom any consolidated assets or liabilities reflected in such Tangible Book Value (other than the tangible assets and liabilities of the Company, and the Agency, including such assets of Seller which have been or are to be transferred to Agency pursuant to Section 5.9 hereof) and calculated in a manner consistent with Exhibit B attached hereto; provided however that the liability for (i) taxes pursuant to The 338(h)(10) Election and (ii) federal income tax for the period commencing January 1, 2016 and ending on the Closing shall not be included in the Adjusted Tangible Book Value whether or not it is properly reflected on the books of the Acquired Companies.

“ADSP” shall have the meaning set forth in Section 9.9(c) hereof.

“Affiliate” (and, with a correlative meaning, “Affiliated”) shall mean, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Agency” shall have the meaning set forth in the recitals hereof.

“Agency Common Stock” shall mean the common stock, par value $1 per share, of the Agency.

“AGUB” shall have the meaning set forth in Section 9.9(c) hereof.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Ancillary Agreements” shall mean, collectively, any agreements, certificates or other documents delivered at or prior to the Closing in connection with the transactions contemplated by this Agreement and shall include, without limitation, the Promissory Note and the Escrow Agreement.

“Asset Allocation” shall have the meaning set forth in Section 9.9(c) hereof.

“Basket” shall have the meaning set forth in Section 8.3(a)(ii) hereof.

“Book Statutory Reserves” shall have the meaning set forth in Section 2.3(e)(vi) hereof.

“Business” shall mean the insurance lines of business of the Acquired Companies as of the date hereof, including the personal lines business, including homeowners, earthquake coverage and personal auto liability and physical damage, and commercial automobile, commercial multi-peril and fire and other commercial lines of business.

“Business Day” shall mean a day other than a Saturday, a Sunday or a day on which commercial banks are authorized to close in the City of New York, New York.

“Business Employees” shall have the meaning set forth in Section 4.12(a) hereof.

“Buyer” shall have the meaning set forth in the preamble hereof.

“Buyer Fundamental Representations” shall have the meaning set forth in Section 8.3(b)(ii) hereof.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.2 hereof.

“California Department” shall mean the California Department of Insurance.

“Cap” shall have the meaning set forth in Section 8.3(a)(iii) hereof.

“Cash Balance Payment” shall mean, an amount equal to the excess, if any, of (a) one third (1/3) of the Final Purchase Price less $50 million over (b) twenty-five percent (25%) of the Company Year-End Surplus.

“Cash Balance Payment Date” shall mean, three (3) Business Days following determination of the Final Purchase Price pursuant to Section 2.3.

“Closing” shall have the meaning set forth in Section 2.6 hereof.

“Closing Business” means business under Insurance Contracts issued or bound on or prior to the Closing Date.

“Closing Date” shall have the meaning set forth in Section 2.6 hereof.

“Closing Statutory Reserves” shall have the meaning set forth in Section 2.3(a) hereof.

“Closing GAAP Audit” shall mean the audited consolidated balance sheet and audited consolidated statement of income and operations, cash flows and retained earnings or shareholders’ equity of the Seller at and for the portion of the year ended as of the Closing Date, prepared in accordance with GAAP and with the accounting practices and policies utilized in the preparation of the 2015 GAAP Audit, together with the unqualified opinion with respect thereto from JLK Rosenberger LLP and a calculation by such accountants of the Adjusted Tangible Book Value.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Commuted” with respect to a reinsurance agreement shall mean that the agreement is terminated with settlement and complete discharge of all obligations (including future obligations) thereunder.

“Commuted Reinsurance Agreements” shall mean (i) the Munich Re Agreement and (ii) the KW Re Reinsurance Agreement.

“Company” shall have the meaning set forth in the recitals hereof.

“Company Benefit Plans” shall have the meaning set forth in Section 4.13(b) hereof.

“Company Common Stock” shall mean the common stock, par value $10,000 per share, of the Company.

“Company Intellectual Property” shall have the meaning set forth in Section 4.11(a) hereof.

“Company Year-End Surplus” shall mean the policyholders’ surplus of the Company as of December 31, 2015 determined in accordance with SAP and reflected on the Company’s Statutory Financial Statement for 2015 as filed with the California Department.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.1(d) hereof.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Acquired Companies or the business, products, financial condition, services, or research or development of the Acquired Companies or their respective suppliers, distributors, customers, independent contractors or other business relations. Confidential Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement.

“Consolidated Tax Returns” shall have the meaning set forth in Section 9.1(a) hereof.

“Deposit” shall have the meaning set forth in Section 4.14(d) hereof.

“Effective Time” shall have the meaning set forth in Section 2.6 hereof.

“Election Form” shall have the meaning set forth in Section 9.9(c) hereof.

“Employee Benefit Plans” shall have the meaning set forth in Section 4.13(a) hereof.

“Employment Offer” shall have the meaning set forth in Section 5.13(b) hereof.

“Environmental Laws” shall mean all applicable Laws, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder: (a) of the United States of America; (b) of any state or local governmental subdivision within the United States of America; and (c) of any foreign nations (and all agencies, departments, courts or any other subdivision of any of the foregoing, which have jurisdiction) concerning pollution or protection of the environment, or public health and safety, including Laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, petroleum or petroleum-based materials or wastes, or chemicals, Hazardous Substances, or toxic substances or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemicals, Hazardous Substances, or toxic materials or wastes. Without limiting the generality of the foregoing, such Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Resource Conservation and Recovery Act of 1976, each as amended.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each entity that is treated as a single employer with an Acquired Company for purposes of Section 414 of the Code.

“Escrow Agreement” shall mean the Escrow Agreement dated on or before the date hereof among Buyer, Seller and Escrow Agent.

“Escrow Agent” shall mean JP Morgan Chase Bank, N.A.

“Escrow Amount” shall mean $10,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Final Purchase Price” shall mean an amount equal to the sum of (a) the Adjusted Tangible Book Value and (b) Fifty Million Dollars ($50,000,000).

“Financial Statements” shall have the meaning set forth in Section 4.4(b) hereof.

“Form A” shall have the meaning set forth in Section 5.2(b) hereof.

“Forms” shall have the meaning set forth in Section 4.19(a) hereof.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied, in effect as of the applicable date.

“GAAP Financial Statements” shall have the meaning set forth in Section 4.4(b) hereof.

“Governmental Authority” shall mean any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court, commission, tribunal, or any body exercising or entitled to exercise regulatory, administrative, judicial or arbitral power or authority.

“Hazardous Substances” shall mean any substances, compounds, mixtures, wastes or materials that are defined to be, that are regulated as, that are listed as or that (because of their toxicity, concentration or quantity) have characteristics which are hazardous or toxic under any of the Environmental Laws or under any other Law in effect at which the Business is conducted. Without limiting the generality of the foregoing, Hazardous Substances includes: (a) any article or mixture that contains a Hazardous Substance; (b) petroleum or petroleum products; (c) any substance the presence of which requires reporting, investigation, removal or remediation under any Environmental Laws; (d) polychlorinated biphenyls; (e) Asbestos containing materials; and (f) urea formaldehyde.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations under such Act.

“Indemnified Party” shall have the meaning set forth in Section 8.4 hereof.

“Indemnifying Party” shall have the meaning set forth in Section 8.4 hereof.

“Initial Payment” shall mean, an amount equal to the sum of (i) twenty-five percent (25%) of the Company Year-End Surplus and (ii) Fifty Million Dollars ($50,000,000).

“Initial Payment Date” shall mean the Closing Date.

“Insurance Contracts” shall have the meaning set forth in Section 4.19(a) hereof.

“Insurance Department” shall mean, in any jurisdiction, the Governmental Authority primarily charged with the regulation of the business of insurance in such jurisdiction.

“Insurance Regulatory Agreements and Judgments” shall have the meaning set forth in Section 4.14(b) hereof.

“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, specifications, customer lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (i) all goodwill associated with any of the foregoing, (j) all licenses and sublicenses granted and obtained with respect to any of the foregoing and all rights thereunder, (k) all remedies against infringement of any of the foregoing, and (l) all rights to protection of interests in any of the foregoing.

“Intercompany Account” shall have the meaning set forth in Section 5.7 hereof.

“Interim Financial Statements” shall have the meaning set forth in Section 5.12(b) hereof.

“IRS” shall mean the Internal Revenue Service.

“Law” shall mean any foreign, federal, state, provincial, local laws, statutes, regulations, rules, codes, mandates or ordinances enacted, adopted, issued or promulgated by any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 4.7(b) hereof.

“Leases” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which Acquired Companies use and occupy any Leased Real Property.

“Liability” shall mean any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“License Agreements” shall have the meaning set forth in Section 4.11(c) hereof.

“Licenses” shall have the meaning set forth in Section 4.16 hereof.

“Lien” shall mean any security interest, pledge, mortgage, lien, charge, restriction, or other encumbrance, including any Tax lien.

“List Date” shall have the meaning set forth in Section 5.13(b) hereof.

“Listed Employees” shall have the meaning set forth in Section 5.13(b) hereof.

“Losses” shall mean any loss, cost (direct and indirect), liability, damage, penalty, fine, judgment, award, claim, obligation, demand, Tax or expense (including reasonable attorneys’ fees, consultant fees, costs of investigation, litigation, costs to pursue recovery under insurance policies or indemnification agreements covering any Losses and increases in insurance policy premiums that are directly related to the filing of a claim that is the subject of indemnification hereunder).

“Most Recent Financial Statements” shall have the meaning set forth in Section 4.4(b) hereof.

“Most Recent Fiscal Quarter End” shall have the meaning set forth in Section 4.4(b) hereof.

“Most Recent Fiscal Year End” shall have the meaning set forth in Section 4.4(a) hereof.

“Munich Re Agreement” shall mean the Second Master Property Catastrophe Excess of Loss Reinsurance Contract effective July 1, 2010 as issued to the Company by Münchener RückversicherungsGesellschaft-AG or as assumed by novation by KW Re from the issuer.

“Neutral Auditors” shall mean a Top Six accounting firm jointly selected by Seller and Buyer, which is independent of Buyer and Seller.

“OFAC” shall have the meaning set forth in Section 4.25 hereof.

“party arbitrators” shall have the meaning set forth in Section 2.3(e)(v) hereof.

“Permitted Liens” shall mean all Liens (a) that arise out of Taxes or general or special assessments not yet due and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings and for which full provision has been made in the Most Recent Financial Statements, or (b) of carriers, warehousemen, mechanics, materialmen and other similar persons or otherwise imposed by Law which are incurred in the ordinary course of business for sums not yet due and payable or are being contested in good faith.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, estate, trust, Governmental Authority, and shall include any successor (by merger or otherwise) of such Person.

“Personal Information” shall have the meaning set forth in Section 4.21 hereof.

“Pre-Closing Dividend” shall mean an extraordinary dividend by the Company to Seller prior to the Closing approved by the California Department.

“Privacy Laws” shall have the meaning set forth in Section 4.21 hereof.

“Promissory Note” shall have the meaning set forth in Section 2.5(b) hereof.

“Reestimated Statutory Reserves” shall have the meaning set forth in Section 2.3(e)(i) hereof.

“Reinsurance Agreements” shall have the meaning set forth in Section 4.19(b) hereof.

“Related Parties” shall have the meaning set forth in Section 4.20 hereof.

“Reserving Practices and Policies” means the practices and procedures utilized by Seller and the Company in establishing the amount of and methodologies for determining Statutory Reserves of the Business in connection with the Company’s 2014 and 2015 Statutory Financial Statements.

“Restricted Territory” shall have the meaning set forth in Section 5.3(b) hereof.

“Retained Assets” shall have the meaning set forth in Section 5.9 hereof.

“SAP” means, with respect to the statutory accounting practices which are prescribed or permitted by the California Department to the Company as applied by the Company on a consistent basis.

“Scheduled Contracts” shall have the meaning set forth in Section 4.15 hereof.

“Section 338(h)(10) Election” shall have the meaning set forth in Section 9.9(b) hereof.

“Seller” shall have the meaning set forth in the preamble hereto.

“Seller Account” shall have the meaning set forth in Section 2.2(a)(i) hereof.

“Seller Affiliated Group” shall have the meaning set forth in Section 4.18(m) hereof.

“Seller Fundamental Representations” shall have the meaning set forth in Section 8.3(a)(ii) hereof.

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.1 hereof.

“Seller’s knowledge,” “knowledge of Seller” and words of similar import shall mean the actual knowledge of any of the following persons after due inquiry: Weldon Wilson, Kevin Wilson, and Daniel Sherrin.

“Shares” shall have the meaning set forth in Section 2.1 hereof.

“Statutory Financial Statements” shall have the meaning set forth in Section 4.4(a) hereof.

“Statutory Reserves” shall mean, as of any date, aggregate reserves for claims, losses (including, without limitation, incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated), unearned premium and uncollectable reinsurance, in the statutory statements of the Company as of such date determined in accordance with SAP and consistent with the Reserving Practices and Policies. For purposes of Section 2.3(e), “Statutory Reserves” shall mean, as of any date, aggregate reserves for claims, losses (including, without limitation, incurred but not reported losses) and loss adjustment expenses (whether allocated or unallocated), in the statutory statements of the Company as of such date determined in accordance with SAP and consistent with the Reserving Practices and Policies.

“Subsequent Period Statutory Statements” shall have the meaning set forth in Section 5.12(d) hereof.

“Subsidiary(ies)” shall mean with respect to any Person, any entity of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than fifty percent (50%) of such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Successor Accountant” shall have the meaning set forth in Section 2.3(a) hereof.

“Survival Expiration Date” shall have the meaning set forth in Section 8.5 hereof.

“Tangible Book Value” as of any date of any Person shall mean the total assets minus total liabilities of such Person (but not including (a) (i) insurance licenses, (ii) goodwill and (iii) any other intangible assets and (b) any associated deferred Tax liabilities, as liabilities), in each case as of such date, as determined on a consolidated basis in accordance with GAAP.

“Tax Contest” shall mean any audit or administrative or judicial proceeding, or any demand or claim, on the Buyer or any Acquired Company which if determined adversely to the taxpayer would be grounds for indemnification under Section 8.2(c) hereof.

“Tax Dispute” has the meaning set forth in Section 9.1(c) hereof.

“Tax Representations” has the meaning set forth in Section 8.3(a)(ii) hereof.

“Tax Returns” shall mean any return, declaration, report, claim for refund, information return or statement, and any schedule or attachment thereto, or amendment thereof, including without limitation any consolidated, combined or unitary Tax return or other document (including any related or supporting information), filed with, or required to be filed by any Taxing Authority in connection with the determination, assessment, collection or imposition, payment, refund or credit of any federal, state, local or foreign Tax or the administration of the laws relating to any Tax.

“Taxes” shall mean any and all taxes, charges, fees, levies, deficiencies or other similar assessments, including, without limitation, all net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording or other taxes, customs duty, government fees or other like assessments or charges of any kind whatsoever imposed by any Taxing Authority, together with any interest, penalties, or additions to tax relating thereto.

“Taxing Authority” shall mean any taxing authority of a Governmental Authority.

“Terminated Arrangements” shall have the meaning set forth in Section 5.7 hereof.

“Terminated Benefit Plans” shall have the meaning set forth in Section 5.13(e) hereof.

“Third-Party Claim” shall have the meaning set forth in Section 8.4 hereof.

“Top Six” means Deloitte LLP, PricewaterhouseCoopers LLP, Ernst & Young LLP, KPMG LLP, Grant Thornton LLP and BDO USA, LLP, and each of their successors.

“Transferred Assets” shall have the meaning set forth in Section 5.9 hereof.

“Transfer Date” shall have the meaning set forth in Section 5.13(b) hereof.

“Transferred Employees” shall have the meaning set forth in Section 5.13(b) hereof.

“Transfer Taxes” shall mean all transfer, documentary, sales, use, stamp, registration, ad valorem or other such Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, including the transfer of the Transferred Assets to Agency.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

ARTICLE II

CLOSING

2.1 Purchase and Sale of Shares.

On and subject to the terms of this Agreement, at the Closing, in consideration of Buyer’s covenant to pay the Final Purchase Price in accordance herewith, Seller shall sell, convey, transfer, assign and deliver to Buyer, free and clear of all Liens, and Buyer shall purchase from Seller 500 shares of the Company Common Stock and 1,000 shares of the Agency Common Stock (collectively, the “Shares”), all of which Shares shall have been duly authorized and validly issued and shall be fully paid and nonassessable. The Shares will equal 100% of the total issued and outstanding, fully-converted, fully-diluted shares of capital stock of the Company and the Agency.

2.2 Initial Payment.

(a) On the Initial Payment Date, the Initial Payment shall be paid by Buyer as follows:

(i)	The Initial Payment less the Escrow Amount shall be paid by Buyer to Seller by wire transfer of immediately available funds to a bank account designated in writing by Seller (which account shall be so designated at least three (3) Business Days prior to the Closing Date) (the “Seller Account”); and

(ii)	Buyer and Seller shall jointly direct the Escrow Agent to distribute the Escrow Amount to Seller by wire transfer of immediately available funds to the Seller Account.

(b) On the Initial Payment Date, Buyer shall deliver to Seller the Promissory Note.

2.3 Delivery of Closing GAAP Audit; Payments after the Initial Payment.

(a) At Buyer’s expense (i) the Company shall engage JLK Rosenberger LLP to prepare and deliver to Buyer and Seller the Closing GAAP Audit, together with the workpapers sufficient to reconcile the Adjusted Tangible Book Value to the stockholders’ equity of Seller as of the Closing Date; and (ii) Seller shall prepare and deliver to Buyer a determination of Statutory Reserves with respect to Closing Business as of the Closing Date in accordance with the Reserving Practices and Policies (the “Closing Statutory Reserves”), which determination shall be consistent with the Closing GAAP Audit. In the event that JLK Rosenberger LLP is unable or unwilling to deliver an unqualified opinion with respect to its audit of Seller’s consolidated financial statements as of the Closing Date as necessary to the calculation of the Adjusted Tangible Book Value, the parties agree that Seller shall engage a Top Six accounting firm independent of both parties (the “Successor Accountant”) to prepare and deliver to Buyer and Seller the Closing GAAP Audit. In the event the Successor Accountant is unable to deliver an unqualified opinion, the Successor Accountant shall nonetheless determine the Adjusted Tangible Book Value. The Adjusted Tangible Book Value as so calculated by JLK Rosenberger LLP or the Successor Accountant shall be final and binding on Seller and Buyer. The Final Purchase Price will be determined by adding $50 million to the Adjusted Tangible Book Value.

(b) On the Cash Balance Payment Date, Buyer shall pay Seller the Cash Balance Payment, if any, by wire transfer of immediately available funds to the Seller Account.

(c) On the first anniversary of the Closing Date, Buyer will pay Seller an amount equal to 50% of an amount equal to (i) the Final Purchase Price, less (ii) the Initial Payment, less (iii) the Cash Balance Payment, if any, by wire transfer of immediately available funds to Seller Account.

(d) On the second anniversary of the Closing Date, Buyer will pay Seller, as the final installment under the Promissory Note, the remaining principal balance of the Promissory Note, by wire transfer of immediately available funds.

(e) Statutory Reserves as of Closing Date Second Anniversary.

(i)	Within 90 days after the second anniversary of the Closing Date, Buyer shall cause the Company, in accordance with the Reserving Practices and Policies, to reestimate the Statutory Reserves as of such second anniversary with respect to the Closing Business (the “Reestimated Statutory Reserves”) and to calculate the Book Statutory Reserves (as defined below). Buyer will promptly forward Company’s proposed determination of the Reestimated Statutory Reserves and its calculation of Book Statutory Reserves to Seller together with associated workpapers for review by Seller.

(ii)	Within 45 days after delivery to Seller of the Company’s proposed determination of the Reestimated Statutory Reserves, Seller shall notify Buyer in writing whether it accepts or disagrees with Company’s proposed determination of the Reestimated Statutory Reserves, and if it disagrees, Seller shall deliver its own determination of the Reestimated Statutory Reserves together with associated workpapers for review by Buyer.

(iii)	If Seller accepts the Company’s proposed determination of Reestimated Statutory Reserves or does not deliver to Buyer its timely disagreement and its own proposed determination of Reestimated Statutory Reserves, the Company’s determination of the Reestimated Statutory Reserves will be final.

(iv)	Following Seller’s delivery of its timely disagreement with the Company’s proposed determination of Reestimated Statutory Reserves and Seller’s own proposed determination of Reestimated Statutory Reserves, (A) if Buyer accepts the Seller’s proposed determination of the Reestimated Statutory Reserves or fails to timely notify Seller of its disagreement therewith, such determination will be final, or (B) if Buyer disagrees with Seller’s proposed determination of the Reestimated Statutory Reserves, Buyer shall within thirty (30) days after delivery of Seller’s proposed determination to Buyer, notify Seller in writing of its disagreement and the basis of such disagreement.

(v)

In the event there remains a disagreement as to the Reestimated Statutory Reserves following the completion of the process set forth in subsections (i) through (iv) above, Buyer and Seller shall each appoint an arbitrator within 60 days after Seller notification of a disagreement pursuant to subsection (ii) above by written notice to the other (the “party arbitrators”). If either party shall fail to appoint a party arbitrator within the later of the end of such 60-day period or 15 days following receipt of notice from the other party of the appointment of its party arbitrator, the single party arbitrator shall determine the Reestimated Statutory Reserves. Within 60 days after their appointments the party arbitrators shall appoint a third neutral arbitrator. Each arbitrator shall be a member of the Casualty Actuarial Society. Within 60 days after the panel of arbitrators has been selected they shall render their decision as to the Reestimated Statutory Reserves, applying for purposes of the determination of the Reestimated Statutory Reserves the Reserving Practices and Policies. Such decision shall be final and binding. The parties shall each bear the costs and expenses of their respective party arbitrators and one half of the cost and expenses of the neutral arbitrator. The arbitration will be conducted at the office of the Acquired Companies in Los Angeles, California.

(vi)	In the event that Reestimated Statutory Reserves as finally determined pursuant to this Section 2.3 shall exceed Statutory Reserves with respect to the Closing Business reflected on the books of the Company as of the second anniversary of the Closing Date, after reversing any additions to or releases from Closing Statutory Reserves between the Closing Date and the second anniversary thereof (other than with respect to payment of losses and loss expenses or recoveries with respect thereto) (the “Book Statutory Reserves”), Seller shall pay such excess to Buyer within 5 Business Days of such final determination by wire transfer in immediately available funds.

(vii)	In the event that Book Statutory Reserves shall exceed Reestimated Statutory Reserves as finally determined pursuant to this Section, Buyer shall pay such excess to Seller within 5 Business Days of such final determination by wire transfer in immediately available funds.

2.4 Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, the following to Buyer:

(a) stock certificates representing the Shares, duly endorsed, or accompanied by stock powers duly executed in blank, and otherwise in a form sufficient for transfer on the books of the Company and the Agency, as applicable;

(b) written resignations by each of the directors and officers of the Acquired Companies, other than the directors and officers designated by Buyer at least ten (10) Business Days prior to the Closing Date ;

(c) consent of third-parties to the contracts listed on Schedule 2.4(c) hereof, to the change of control of the Acquired Companies or the assignment of same to Acquired Companies in form and substance reasonably acceptable to Buyer;

(d) the original corporate record books and stock record books of the Acquired Companies;

(e) the certificate contemplated by Section 6.4 hereof;

(f) a certificate of the secretary of Seller, in form and substance reasonably satisfactory to Buyer, certifying as to (i) the resolutions of the directors of Seller approving and authorizing this Agreement and the transactions contemplated by this Agreement; (ii) the Bylaws of the Seller; and (iii) the incumbency and signature of each of the officers executing this Agreement and the Ancillary Agreements;

(g) a certificate of the secretary of each Acquired Company, in form and substance reasonably satisfactory to Buyer, certifying as to the Bylaws of such Acquired Company;

(h) a good standing certificate of each Acquired Company issued by the appropriate state official in the state of its organization and dated within ten (10) Business Days of the Closing Date;

(i) the articles or certificate of incorporation of each Acquired Company certified by the appropriate state official in the state of its organization and dated within ten (10) Business Days of the Closing Date;

(j) Seller shall have delivered to Buyer Seller’s executed certification of non-foreign status dated as of the Closing Date and complying with the requirements of Treasury Regulation Section 1.1445-2(b)(2) in a form reasonably acceptable to Buyer;

(k) written resignations of each of the individuals listed on Schedule 2.4(k) as authorized signatories on the Acquired Companies’ bank, investment, securities and brokerage accounts;

(l) such bills of sale, instruments of assignment or other documents evidencing the transfer and assignment of the Transferred Assets by Seller to the Agency, each in a form reasonably acceptable to Buyer;

(m) evidence that the actions to be taken pursuant to Section 5.7 have been consummated.

(n) such other instruments and documents as are reasonably necessary to effect the transactions contemplated hereby.

2.5 Deliveries by Buyer. At the Closing, Buyer shall deliver the following to Seller:

(a) cash in the amount of the Initial Payment;

(b) a promissory note executed by Buyer in the form of Exhibit A attached hereto (the “Promissory Note”), and reflecting the balance of the Final Purchase Price after payment of the Initial Purchase Price and Cash Balance Payment, if any (payable as set forth in Section 2.2 and Section 2.3) together with interest thereon at the rate of 4.4% per annum from the Closing Date in accordance with the Promissory Note;

(c) the certificate contemplated by Section 7.1 hereof;

(d) a certificate of the secretary of Buyer, in form and substance reasonably satisfactory to Seller, certifying as to (i) the resolutions of the directors of Buyer approving and authorizing this Agreement and the transactions contemplated by this Agreement; (ii) the Bylaws of Buyer; and (iii) the incumbency and signature of each of the officers executing this Agreement and the Ancillary Agreements;

(e) a good standing certificate of Buyer certified by the Secretary of the State of Delaware and dated within ten (10) Business Days of the Closing Date;

(f) the certificate of incorporation of Buyer certified by the Secretary of the State of Delaware and dated within ten (10) Business Days of the Closing Date; and

(g) such other instruments and documents as are reasonably necessary to effect the transactions contemplated hereby.

2.6 Time and Place of Closing. Subject to the conditions set forth in this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place: (a) if the conditions to the obligations of the parties set forth in Article VI and VII are satisfied or waived (excluding conditions, that by their nature, cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of those conditions) at least two (2) Business Days prior to the end of a calendar month, the last calendar day of such month, (b) if the conditions to the obligations of the parties set forth in Article VI and VII are otherwise satisfied or waived (excluding conditions, that by their nature, cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of those conditions) less than two (2) Business Days prior to the end of a calendar month, on the last calendar day of the month following such month or (c) if Seller and Buyer mutually agree in writing on a different date, the date upon which they have mutually agreed (the “Closing Date”) remotely via the exchange of electronic copies of the Ancillary Agreements and the other Closing deliverables. The Closing shall be deemed effective as of 12:01 a.m. EST on the day after the Closing Date (the “Effective Time”).

2.7 Tax Withholding. Buyer and Escrow Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement (or, as the case may be, be promptly reimbursed therefor) such amounts as such party reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person entitled to receipt of the payment in respect of which such deduction and withholding was made by such party. Any such withholding shall be paid by such party to the appropriate authorities on a timely basis and such party shall promptly provide to the Person on whose behalf such withholding was made copies of any forms reporting such withholding and supporting documentation evidencing the withholding tax payment.

2.8 Escrow. As of the date hereof, the Escrow Amount shall be deposited by Buyer with the Escrow Agent, pursuant to the terms of the Escrow Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING THIS TRANSACTION

3.1 Seller’s Representations and Warranties. Seller hereby represents and warrants to Buyer that the following representations and warranties are true and correct as of the date hereof and as of the Closing Date:

(a) Organization; Authorization; Etc. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements, the performance of Seller’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary proceedings on the part of Seller. This Agreement has been, and as of the Closing all of the Ancillary Agreements to be delivered by Seller will be, duly executed and delivered by Seller, and, assuming the due execution of Buyer, constitutes (or will constitute) the valid and legally binding obligation of Seller, enforceable against Seller in accordance with their terms.

(b) No Conflict. Except for the approvals of or notices or filings with Governmental Authorities or other third parties set forth on Schedule 3.1(b), the execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which Seller is a party or to which Seller or any of its respective property is subject; (ii) result in the creation of any Lien upon, or any right for a Person to acquire, any properties or assets of the Acquired Companies or the Shares; (iii) violate or conflict with any Law, decree, order or ruling of any Governmental Authority, to which Seller or any of its property is subject; (iv) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Governmental Authority; or (v) conflict with or result in any breach of any of the provisions of Seller’s applicable organizational documents, except in the case of clauses (i) and (iv) for those matters, individually or in the aggregate, which would not reasonably likely have an economic effect in excess of $10,000,000 or which would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c) Title to Shares. Seller holds of record and owns beneficially the Shares, free and clear of any restrictions on transfer and Liens. At the Closing, Seller will deliver to Buyer good and marketable title to the Shares, free and clear of all Liens.

(d) Litigation or Regulatory Actions. As of the date hereof, there are no: (i) Actions pending or, to Seller’s knowledge, threatened against Seller that are reasonably expected to impair the ability of Seller to perform its obligations hereunder or under the Ancillary Agreements or prevent Seller from consummating any of the transactions contemplated hereby or thereby, or that has or could have an adverse effect on the Shares or the assets or operations of the Acquired Companies; or (ii) Actions pending or, to Seller’s knowledge, threatened that question the legality of the transactions of Seller contemplated by this Agreement or any of the Ancillary Agreements to which Seller is a party.

(e) Brokers, Finders, Etc. Seller has not employed any broker or finder, or incurred any Liability for a brokerage fee, commission, or finder’s fee in connection with the transactions contemplated by this Agreement.

3.2 Buyer’s Representations and Warranties. Buyer hereby represents and warrants to Seller that the following representations and warranties are true and correct as of the date hereof and as of the Closing Date:

(a) Incorporation; Authorization; Etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of State of Delaware. Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the performance of Buyer’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary proceedings on the part of Buyer. This Agreement has been, and as of the Closing all of the Ancillary Agreements to be delivered by Buyer will be, duly executed and delivered by Buyer, and, assuming the due execution of Seller, constitutes (or will constitute) the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their terms.

(b) No Conflict. Except for the approvals of or notices or filings with Governmental Authorities set forth on Schedule 3.1(b), the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which Buyer is a party or to which Buyer or any of its property is subject; (ii) violate or conflict with any Law, decree, order or ruling of any Governmental Authority, to which Buyer or any of its property is subject; (iii) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Governmental Authority; or (iv) conflict with or result in any breach of any of the provisions of Buyer’s applicable organizational documents, except in the case of clauses (i), (ii) and (iii) for matters which would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c) Litigation or Regulatory Actions. As of the date hereof, there are no: (i) Actions pending or, to Buyer’s knowledge, threatened against Buyer that are reasonably expected to impair the ability of Buyer to perform its obligations hereunder or prevent Buyer from consummating any of the transactions contemplated hereby; or (ii) Actions pending or, to Buyer’s knowledge, threatened that question the legality of the transactions of Buyer contemplated by this Agreement or any of the Ancillary Agreements to which Buyer is a party.

(d) Brokers, Finders, Etc. Buyer has not employed any broker or finder, or incurred any Liability for a brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING

THE ACQUIRED COMPANIES

Seller hereby represents and warrants to Buyer that the following representations and warranties are true and correct as of the date hereof and as of the Closing Date:

4.1 Organization, Qualification, and Corporate Power. Each of the Acquired Companies is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation. Each of the Acquired Companies is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have an economic effect in excess of $10,000,000. Each of the Acquired Companies has all requisite power and authority to own or use the properties and assets owned by such Acquired Company and to conduct its business as it is now being conducted.

4.2 No Conflict. Except for the approvals of or notices or filings with Governmental Authorities or other third parties set forth on Schedule 4.2, the execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any material contract, agreement, commitment, understanding, arrangement or restriction of any kind to which any Acquired Company is a party or to which any Acquired Company or any of their respective property is subject; (ii) result in the creation of any Lien upon, or any right for a Person to acquire, any properties, assets or rights of any Acquired Company; (iii) violate or conflict with any Law, decree, order or ruling of any Governmental Authority, to which any Acquired Company or any of their property is subject; (iv) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Governmental Authority; or (v) conflict with or result in any breach of any of the provisions of such Acquired Company’s applicable organizational documents.

4.3 Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists solely of 500 shares of Company Common Stock and all of such shares are issued and outstanding. The authorized capital stock of the Agency consists solely of 25,000 shares of Agency Common Stock and 1,000 of such shares are issued and outstanding. The Shares have been duly authorized, validly issued, fully paid and nonassessable and all are owned, beneficially and of record, by Seller.

(b) Other than this Agreement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any Acquired Company or Seller to issue, sell, transfer, or otherwise cause to become outstanding any Acquired Company’s capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any Acquired Company. There are no voting trusts, proxies or other similar agreements or understandings to which Seller is a party or by which Seller is bound with respect to the voting of any shares of capital stock of or other voting or equity interests of any Acquired Company or contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests of any Acquired Company.

(c) Neither Acquired Company has any Subsidiaries.

4.4 Financial Statements.

(a) Seller has made available to Buyer true and complete copies of the following financial statements of the Company (collectively, the “Statutory Financial Statements”): (i) the audited statutory statements of admitted assets, liabilities, and capital and surplus, and the related statutory statements of operations, capital and surplus, and cash flow as of and for the years ended December 31, 2013 and December 31, 2014 (the “Most Recent Fiscal Year End”), and (ii) the unaudited statutory statements of admitted assets, liabilities, and capital and surplus, and the related statutory statements of operations, capital and surplus, and cash flow as of and for the nine-month period ended September 30, 2015. The Statutory Financial Statements fairly present, and the Subsequent Period Statutory Statements will fairly present, in all material respects, the admitted assets, liabilities, and capital and surplus of the Company as of its date, and the results of operations and cash flows of the Company for the periods then ended, in accordance with SAP as in effect on the respective dates thereof.

(b) Seller has made available to Buyer true and complete copies of the following financial statements (collectively, the “GAAP Financial Statements” and, together with the Statutory Financial Statements, the “Financial Statements”): (i) audited consolidated balance sheet and audited consolidated statement of income or operations, cash flows and retained earnings or shareholders’ equity of the Seller, at and for the years ended December 31, 2013 and December 31, 2014, together with the unqualified opinion with respect thereto from the independent public accountant of Seller, and (ii) the unaudited consolidated balance sheet and related statement of income of Seller (the “Most Recent Financial Statements”) as of and for the nine (9) month period ended September 30, 2015 (the “Most Recent Fiscal Quarter End”). The GAAP Financial Statements fairly present and the 2015 GAAP Audit, the Closing GAAP Audit, and the Interim Financial Statements will fairly present, in all material respects, the financial position of Seller as of its date, and the results of operations of Seller for the periods then ended, in accordance with GAAP, in the case of the Most Recent Financial Statements and the Interim Financial Statements, with the exception of normal year-end adjustments (which, in the aggregate, will not be material) and lack of footnotes and other presentation items.

(c) All Financial Statements have been prepared in accordance with the books and records of Seller and the Acquired Companies, as applicable, in all material respects, and such books and records of Seller and the Acquired Companies, as applicable, are true and complete in all material respects.

(d) Each of the Acquired Companies maintains internal accounting controls over financial reporting to assist in reasonably assuring that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Acquired Companies in accordance with GAAP or SAP, as applicable, and to maintain accountability for its assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) receivables are recorded accurately, and procedures are implemented to effect the collection thereof on a current and timely basis. Neither the auditors nor the board of directors of any of the Acquired Companies, Seller or any of their respective corporate parents have been advised of: (x) any significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting (as such term is defined in Section 13(1)(2)(B) and Rules 13d-15(d) and 15d-15(d) of the Exchange Act) of any of the Acquired Companies that could adversely affect its ability to record, process, summarize and report financial data, or (y) any fraud, whether or not material, that involves management or other employees who have a role in the internal controls over financial reporting of any of the Acquired Companies.

4.5 Undisclosed Liabilities. Except as disclosed on Schedule 4.5, no Acquired Company has any Liability other than Liabilities: (a) set forth on the balance sheets included in the Most Recent Financial Statements that have not been discharged since the Most Recent Fiscal Quarter End; (b) incurred subsequent to the date of the Most Recent Financial Statements in the ordinary course of business that have not been discharged and that are similar in nature and amounts to those liabilities set forth on the balance sheets included in the Most Recent Financial Statements (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Law, claim or lawsuit unless such liability is used in the calculation of Adjusted Tangible Book Value); (c) under the executory portion of any contract, agreement, lease, license, permit or other commitment by which an Acquired Company is bound and that was entered into in the ordinary course of business but excluding liabilities arising thereunder due to breach by the Acquired Companies; or (d) incurred in accordance with this Agreement.

4.6 Absence of Certain Changes. Since the Most Recent Fiscal Year End, except as disclosed on Schedule 4.6 hereto and as otherwise contemplated by this Agreement, no Acquired Company has:

(a) incurred any material obligations or liabilities or entered into any material transaction, contract or commitment other than in the ordinary course of business;

(b) mortgaged, pledged, or subjected any of its assets to any Lien other than Permitted Liens;

(c) made any change in any method of Tax reporting, accounting practices of Seller applicable to any Acquired Company or of any Acquired Company or the Reserving Practices and Policies or any other actuarial practices and methodologies used in the preparation of the Statutory Financial Statements or reversed any accruals, in each case, that is material or that is other than in the usual, regular and ordinary course of business;

(d) made any change to the underwriting guidelines of the Acquired Companies;

(e) (i) except in the ordinary course of business, entered into or amended any employment, independent contractor or other compensation agreement with any employee or consultant of the Acquired Companies; (ii) entered into or amended any severance or termination agreements with any employee or consultant of the Acquired Companies; (iii) except in the ordinary course of business, instituted any increase in the salary, wages or other compensation rates of any officer, employee, director or consultant; (iv) made or granted any increase in any Employee Benefit Plan, or amended or terminated any existing Employee Benefit Plan, or adopted any new Employee Benefit Plan other than as required by Law or an existing contract; or (v) made any commitment or incurred any liability to any labor organization;

(f) induced any employee or consultant of the Acquired Companies to leave his or her employment or terminate his or her engagement, or acted to otherwise materially adversely affect the relations of any of the Acquired Companies with any employee or consultant;

(g) disposed of any material assets other than in the ordinary course of business or entered into any agreement or other arrangement for any such disposition;

(h) acquired any assets or property (other for its investment portfolio) for a cost in excess of $250,000 in the aggregate;

(i) amended its certificate of incorporation, bylaws or equivalent organizational documents;

(j) issued or sold (or granted any warrants, options or other rights to purchase) any of capital stock or membership interests, or otherwise issued any other interests in any Acquired Company or redeemed any of the capital stock or other equity interest of any Acquired Company;

(k) declared, made or paid any dividends or distributions to the holders of capital stock or other equity interest of any Company, other than the Pre-Closing Dividend;

(l) entered into any merger, consolidation, recapitalization or other business combination or reorganization;

(m) forgiven or canceled any debts or claims (including the settlement of any claims or litigation) or waived any rights of material value other than in the ordinary course of business;

(n) materially changed billing, payment or credit practices of the Acquired Companies with any of their respective customers, producers, agents or insurers or changed the timing of rendering bills;

(o) paid, discharged, settled or satisfied any claims, accounts payable, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction of such claims, accounts payable, liabilities or obligations in the ordinary course of business, consistent with past practice, including as to payment cycles of accounts payable;

(p) settled or compromised any Action, other than Actions relating to claims under insurance policies settled within policy limits in the ordinary course of business or other Actions settled or compromised in the ordinary course of business for which the sole remedy is monetary damages in an amount less than $250,000 in the aggregate;

(q) collected premiums, commissions, fees or other accounts receivable, other than in the ordinary course of business;

(r) taken any other action or entered into any other transaction (including any transactions with employees, stockholders or Affiliates) other than in the ordinary course of business or other than the transactions contemplated by this Agreement; or

(s) committed or agreed to any of the foregoing.

4.7 Real Property.

(a) The Acquired Companies do not own, nor have they owned in the past 10 years, any parcel of real property.

(b) Schedule 4.7(b)(i) sets forth the address of each parcel of real property leased by Seller or the Acquired Companies (the “Leased Real Property”) and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Seller has delivered to Buyer a true and complete copy of each such Lease document. Except as provided in Schedule 4.7(b)(ii), with respect to each of the Leases: (a) such Lease is legal, valid, binding, enforceable and in full force and effect; (b) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (c) the Seller or Acquired Companies’ possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease; (d) neither the Acquired Companies nor, to the Seller’s knowledge, any other party to the Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (e) neither Seller or Acquired Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (f) neither Seller or any Acquired Company has collaterally assigned or granted any other Lien in such Lease or any interest therein.

4.8 Other Properties and Assets. Except as set forth on Schedule 4.8 hereto, the Seller or Acquired Companies have good, valid and marketable title to, or a valid leasehold interest in, all of the properties and assets used or held for use by the Acquired Companies, located on the Leased Real Property, or shown on the Most Recent Financial Statements or acquired after the date thereof, free and clear of all Liens other than Permitted Liens, except for properties and assets disposed of in the ordinary course of business since the Most Recent Fiscal Quarter End. The tangible and intangible assets (including contracts) and properties owned, leased or licensed by Seller or the Acquired Companies constitute all of the assets used, held for use or required in connection with the present conduct of the Business. Except as set forth on Schedule 4.8, any tangible personal property owned or leased by the Acquired Companies has been maintained in good operating condition and repair (normal wear and tear excepted) and are adequate to conduct the Business as presently conducted.

4.9 [Intentionally Omitted].

4.10 Litigation; Orders. Other than ordinary course claims under insurance policies written by the Company (which shall not include any claim seeking damages or which could reasonably result in damages in excess of $250,000, any claim in excess of policy limits or any claim asserting bad faith or other extra-contractual Liabilities) and except as disclosed on Schedule 4.10(i) hereto, (a) no Acquired Company is a party to any, and there are no pending or, to Seller’s knowledge, threatened, Actions against the Acquired Companies or any of their officers, directors, employees or agents involving, affecting or relating to any of the Acquired Companies’ assets or the Business, and (b) there are no executory settlement agreements or similar written agreements with any Governmental Authority and no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Authority against or affecting any Acquired Company. To the knowledge of the Seller, there are no facts or circumstances existing that would reasonably be expected to give rise to or serve as a basis for any of the foregoing. Except as set forth on Schedule 4.10(ii), there are no Actions by any Acquired Company pending, or which any Acquired Company intends or reasonably expects to initiate, against any other Person.

4.11 Intellectual Property.

(a) Schedule 4.11(a)(i) hereto identifies: (i) each United States and foreign patent or registration which has been issued to the Acquired Companies with respect to any Intellectual Property; (ii) each United States and foreign pending patent application or application for registration which Seller or the Acquired Companies have made with respect to any Intellectual Property; (iii) identifies each license, sublicense, agreement, or other permission which the Seller or the Acquired Companies have granted to any third party with respect to any Intellectual Property (together with any exceptions); and (iv) all other material Intellectual Property (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $10,000 in the aggregate) owned by Seller or the Acquired Companies (the Intellectual Property identified in Schedule 4.11(a)(i) hereof, collectively referred to as the “Company Intellectual Property”). Seller has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Except as set forth in Schedule 4.11(a)(ii), (i) Seller or the Acquired Companies own, free and clear of all Liens, or have a valid and enforceable right to use all of the Intellectual Property owned or used by the Acquired Companies and (ii) neither Seller nor the Acquired Companies pay or receive any royalty from anyone with respect to any of the Intellectual Property owned or used by the Acquired Companies.

(b) To Seller’s knowledge, no Intellectual Property owned, used or under development by the Acquired Companies, and no services or products sold by the Acquired Companies and none of the Business or operations of the Acquired Companies, conflict with, interfere, misappropriate, infringe upon or violate any Intellectual Property of any third-party, and there has been no charge, complaint, claim, demand, or notice alleging any such conflict, interference, infringement, misappropriation, or violation (including any claim that the Acquired Companies must license or refrain from using any Intellectual Property rights of any third party). To Seller’s knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Acquired Companies.

(c) Schedule 4.11(c)(i) hereto identifies each item of Intellectual Property that any third party owns and that the Seller or the Acquired Companies use pursuant to license, sublicense, agreement, or permission (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $10,000 in the aggregate) (“License Agreements”). Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to all such License Agreements, except as set forth on Schedule 4.11(c)(ii) hereto, the Acquired Companies and, to Seller’s knowledge, any other party to any such License Agreement are not in material breach thereof or material default thereunder and there does not exist under any provision thereof, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default.

4.12 Employment and Labor Matters.

(a) Schedule 4.12(a) hereto lists all individuals employed in connection with the Business (the “Business Employees”), including titles, status as exempt or non-exempt, hire date, status as full- or part-time, status as active or on leave, if on leave, the date leave commenced, geographic location and remuneration (including base salary, base wage, commission schedule, prior year’s incentive award and current year’s annual incentive opportunity, in each case, as applicable). All the Business Employees are employed by Seller or Agency as of the date hereof.

(b) Neither Seller nor any Acquired Company is a party to or subject to any collective bargaining agreement or other agreement with a labor union and no Business Employee is covered by a collective bargaining agreement. There are no (i) strikes, work stoppages, work slowdowns or lockouts existing or, to the Seller’s knowledge, threatened against or involving the Business Employees, (ii) labor unionizing organizing campaign, certification of a union by the National Labor Relations Board as an official bargaining representative, unfair labor practice charges, grievances or complaints pending or, to the Seller’s knowledge, threatened by or on behalf of any Business Employee or group of such employees, or (iii) except as set forth on Schedule 4.12(b)(iii), pending or, to the Seller’s knowledge, threatened Action against or affecting the Seller or the Acquired Companies relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment

Opportunity Commission, Department of Labor, or comparable Governmental Authority. The Seller and The Acquired Companies are in compliance in all material respects with all applicable Laws respecting employment and employment practices, occupational safety and health standards, terms and conditions of employment, the WARN Act. As of the date of this Agreement, Seller has not received any written notice from any Business Employee who is a management-level employee that such employee intends to terminate his or her employment with the Seller or the Acquired Companies. This representation shall not apply to matters covered by subsection (c) below.

(c) All individuals characterized and treated by the Acquired Companies as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All Business Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified. Seller is in compliance with wages and hours laws and equal pay laws. There is no Action pending before or issued by any Governmental Authority or, to the Seller’s knowledge, no such Action or investigation has been threatened in writing against the Acquired Companies in connection with the employment of any current or former applicant, employee, consultant, or independent contractor of the Acquired Companies, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours, or any other employment-related matter arising under applicable Laws.

(d) The Seller and Acquired Companies have complied with the WARN Act and they have no current plans to undertake any action in the future that would trigger the WARN Act. Since January 1, 2014, neither Seller nor the Acquired Companies have implemented any plant closing or layoff of employees that implicated or could reasonably be expected to implicate the WARN Act, and no such action will be implemented prior to Closing without advance notification to Buyer.

4.13 Employee Benefits.

(a) Except as set forth on Schedule 4.13(a), neither the Seller, the Acquired Companies nor any ERISA Affiliate maintains, sponsors, contributes to or is required to contribute to, any pension (including, without limitation, any employee pension benefit plan defined in Section 3(2) of ERISA), profit sharing, savings and thrift, fringe benefit, bonus, incentive or deferred compensation, severance, medical and life insurance plans, employee welfare benefit plans defined in Section 3(1) of ERISA, change in control, retention, stock option, stock purchase or other equity compensation or other employee benefit plan or program or any program, policy, arrangement or practice, formal or informal, for the benefit of any current or former Business Employee, or to which the Acquired Companies has any liability, contingent or otherwise (collectively, the “Employee Benefit Plans”).

(b) For each Employee Benefit Plan disclosed on Schedule 4.13(a) (the “Company Benefit Plans”), Seller has made available to Buyer or its representatives, copies of: (i) all documents which comprise the most current version of each Company Benefit Plan document; (ii) the most recent summary plan description with respect to each Company Benefit Plan; (iii) the most recent annual report (Form 5500) and accompanying schedules for each Company Benefit Plan; and (iv) the most recent IRS determination, advisory or opinion letter.

(c) Each Company Benefit Plan has been administered and maintained in accordance with the terms of such Company Benefit Plan and complies in all material respects with the applicable requirement of the Code and other applicable Laws.

(d) There is no pending or, to the Seller’s knowledge, threatened action, liability, claim, litigation, audit, examination, investigation or proceeding relating to a Company Benefit Plan (other than routine claims for benefits payable in the ordinary course). There is no audit, inquiry or examination pending, or to the Seller’s knowledge , threatened, by the IRS, the Department of Labor or any other governmental entity with respect to any Company Benefit Plan.

(e) Except as set forth on Schedule 4.13(e), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event, will (i) increase the amount of, or result in the forfeiture of, compensation or benefits under any Employee Benefit Plan; (ii) entitle any current or former employee, director, partner, consultant or independent contractor of the Acquired Companies, to severance pay, benefits or any other payment or any increase in severance pay, benefits or any other compensation, payment or award; (iii) directly or indirectly cause the Acquired Companies to transfer or set aside any assets to fund any benefits under any Employee Benefit Plan; (iv) give rise directly or indirectly, to the payment of any amount that could reasonably be expected to be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar state, local or foreign Tax law and without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5)(A)(ii) of the Code); or (v) limit or restrict Buyer from merging, amending or terminating any Employee Benefit Plan without incurring liability (other than ordinary administrative costs).

(f) Each Company Benefit Plan which is a nonqualified deferred compensation plan within meaning of Section 409A of the Code has been administered, operated and maintained in all material respects according to the requirements of Section 409A of the Code, and no Acquired Company has been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A. No Acquired Company has any obligation (current or otherwise) to pay, gross up, or otherwise indemnify any employee for any taxes imposed under Section 409A or Section 4999 of the Code.

(g) Neither any Company Benefit Plan nor any other Person (i) has engaged in a “prohibited transaction” (as defined in ERISA Section 406 or Code Section 4975) with respect to any Company Benefit Plan for which no individual, regulatory or class exemption exists, (ii) has breached a fiduciary obligation with respect to any such Company Benefit Plan, or (iii) otherwise has any other liability for any failure to act or comply with any Company Benefit Plan terms or applicable Law in connection with the administration or the investment of assets of any such plan.

(h) No Company Benefit Plan or other employee benefit plan sponsored, maintained or contributed to by any ERISA Affiliate of the Seller or the Acquired Companies (i) is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code and (ii) is a multiemployer plan within the meaning of Section 4001(a)(3) and 3(37) of ERISA. No Acquired has incurred any Liability under Title IV of ERISA that has or could, after the Closing Date, become a Lien upon any properties or assets of the Acquired Companies pursuant to Section 4068 of ERISA.

(i) No Acquired Company has any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance or other employee welfare benefits for retired or terminated current or former Business Employees, except as required to avoid excise tax under Section 4980B of the Code or similar state law, and neither the Seller nor any Acquired Company has promised to any Business Employee any post-retirement employee welfare benefits, except to the extent required by applicable Law.

(j) All contributions or premiums required to be made or paid by the Acquired Companies to the Company Benefit Plans have been made or paid in a timely fashion in accordance with the terms of the applicable Company Benefit Plan and applicable Law.

4.14 Compliance with Laws.

(a) Since January 1, 2014 except as set forth on Schedule 4.14(a), the Acquired Companies have been, and are currently being, conducted in compliance in all material respects with all applicable Laws (including plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of every Governmental Authority having jurisdiction, and no Acquired Company is in violation of any such applicable Law in any material respect. Except as set forth on Schedule 4.14(a), to the knowledge of Seller, there is no material investigation, audit, examination or inquiry relating to the Acquired Companies or the Business in progress or contemplated by any Governmental Authority.

(b) No Acquired Company is in default under or in violation of any written agreement, consent agreement, memorandum of understanding, commitment letter, order, stipulation, decree, award or judgment (“Insurance Regulatory Agreements and Judgments”) entered into with or issued by any applicable Insurance Department; nor have the Acquired Companies received any written notice of any such default or violation which remains uncorrected. No Acquired Company is currently the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar action, nor is any Acquired Company operating under any formal or informal agreement or understanding with any Governmental Authority which restricts its authority to do business or requires it to take, or refrain from taking, any action, nor, to the knowledge of Seller, is any such action or agreement threatened. No Acquired Company is a party to or subject to any undertaking, stipulation, consent decree, net worth maintenance commitment or other order entered into with or issued by any applicable Insurance Department restricting the conduct of its business in any jurisdiction, or the payment by it of dividends. Copies of all such Insurance Regulatory Agreements and Judgments that remain in effect, have not been fully satisfied or were in effect during the three-year period ending on the date of this Agreement have previously been provided or made available to Buyer. Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, to the knowledge of Seller, no claim or assessment is pending or threatened against Acquired Companies by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers.

(c) Without limiting the representation and warranty in (b) above, each of the Acquired Companies is in compliance in all material respects with all applicable Laws regulating the practices of selling insurance, including insurance Laws regulating advertisements, requiring mandatory disclosure of policy information, prohibiting the use of unfair methods of competition and deceptive acts or practices, compensation disclosure and all regulatory and other requirements of any Governmental Authority relating to trust accounts. For purposes of this Section 4.14(c), “advertisement” means any material designed to create public interest in insurance policies or in an insurer, or in an insurance producer, or to induce the public to purchase, increase, modify, reinstate, borrow on, surrender, replace or retain such a policy or contract.

(d) Schedule 4.14(d) lists all funds maintained under applicable Law by the Acquired Companies in each jurisdiction in which the Acquired Companies hold a Certificate of Authority (each, a “Deposit”). Schedule 4.14(d) accurately sets forth the dollar amount of each such Deposit as of the Most Recent Fiscal Quarter End, the jurisdiction in which such Deposit is maintained.

4.15 Contracts. Schedule 4.15(i) hereto sets forth the following contracts, agreements or arrangements of the types set forth below, whether written or oral, relating to the Business to which the Acquired Companies are parties or by which the Acquired Companies or their properties or assets are bound:

(a) any managing general agency, third party administrator or underwriting agreements;

(b) any fronting agreements;

(c) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum;

(d) any agreement concerning a partnership or joint venture, other than master limited partnership or similar interests held as investments;

(e) any agreement for the employment of any officer, individual employee or other Person on a full time, part time, consulting or other basis or relating to loans to officers, directors or Affiliates;

(f) any agreement (or group of related agreements) under which the Acquired Companies have created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(g) any agreement concerning confidentiality, noncompetition, nonsolicitation or otherwise restricting the operations of the Acquired Companies’ business (whether or not the restrictive covenants apply to the Acquired Companies or apply to a third-party in favor of the Acquired Companies) other than Non-Disclosure Agreements entered into exploring business opportunities in the ordinary course of business;

(h) any agreement (including any “take-or-pay” or keepwell agreement) under which (i) any Person has directly or indirectly guaranteed any Liabilities or obligations of the Acquired Companies or (ii) any of the Acquired Companies has directly or indirectly guaranteed any Liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(i) any agreement where indemnification is the principal or a principal purpose of the agreement;

(j) any agreement with any officer, director, shareholder or employee of the Acquired Companies, or any Affiliate of such Persons (including change of control agreements);

(k) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(l) any agreement under which the Acquired Companies have advanced or loaned any Person amounts in the aggregate exceeding $100,000;

(m) settlement agreements, other than (i) releases immaterial in nature or amount entered into with former employees or independent contractors of the Acquired Companies in the ordinary course of business in connection with the cessation of such employee’s employment with or independent contractor’s services to the Acquired Companies, (ii) settlement contracts fully discharged solely for cash, or (iii) settlement contracts entered under which the Acquired Companies have no continuing obligations, liabilities, or rights (excluding releases);

(n) a Tax sharing or similar Contract;

(o) any agreement not entered in the ordinary course of business; and

(p) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $100,000 per annum or the term of which will extend over a period of more than one year from the date of this Agreement.

The contracts required to be so listed on Schedule 4.15(i) are referred to herein as “Scheduled Contracts.” The Scheduled Contracts were negotiated in good faith and in the ordinary course of business on the part of the Acquired Companies. With respect to all such Scheduled Contracts, except as set forth on Schedule 4.15(ii) hereto, the Acquired Companies and, to Seller’s knowledge, any other party to any such Scheduled Contract are not in material breach thereof or material default thereunder and there does not exist under any provision thereof, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default. Seller has provided Buyer with a true and correct copy of each Scheduled Contract and an accurate description of each of the oral Scheduled Contracts, together with all amendments, waivers or other changes thereto.

4.16 Licenses, Approvals, Other Authorizations. Schedule 4.16(i) hereto lists each material license (“Licenses”) that the Acquired Companies possess or have been granted which is necessary to conduct the Business, which schedule specifies: (i) the jurisdiction in which the License is held; (ii) the lines of insurance business for which the Acquired Companies are licensed in such jurisdictions; and (iii) the date issued, granted or applied for, the expiration date and status thereof. All Licenses have been duly obtained, are valid and are in full force and effect, and none of such Licenses will be terminated as a result of the transactions contemplated hereby. As of the date hereof, no proceeding is pending or, to Seller’s knowledge, threatened seeking the revocation or limitation of any such License. Except as set forth on Schedule 4.16(ii), the Acquired Companies are not in default or in violation with respect to any of the Licenses, and no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default by the Acquired Companies under or violation of any License. No material License is required for the lawful conduct of the Business as currently conducted other than those set forth in Schedule 4.16(i).

4.17 Environmental Matters. To the knowledge of Seller, the Acquired Companies and the Business, and the condition of the properties and assets currently or formerly owned by the Acquired Companies or used in the Business (including the Leased Real Property), are and have been, at all times used or occupied by the Acquired Companies, in compliance in all material respects with all Environmental Laws.

4.18 Taxes.

(a) Except as set forth on Schedule 4.18(a), Seller or the applicable Acquired Company has duly filed (or has caused to be duly filed) all Tax Returns (including any consolidated, combined, unitary, or other similar Tax Return that includes or is required to include the Acquired Companies) required to be filed by or with respect to the Acquired Companies and all such Tax Returns are true, correct, and complete, and all Taxes (whether or not shown on any Tax Return) due in connection with such Tax Returns or otherwise due with respect to the Acquired Companies, have been paid in full or provision for their payment has been made in the Most Recent Financial Statements or will be made in the Closing GAAP Audit, as appropriate, and included for purposes of determining the Final Purchase Price. To the knowledge of Seller, no claim has ever been made by a Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Except as set forth on Schedule 4.18(a), no Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return. No Taxes will become payable by any Acquired Company as a result of the execution, delivery, or performance of this Agreement, or the consummation of the transactions contemplated by this Agreement, other than Taxes related to the Section 338(h)(10) Election, and Taxes arising from the commutation of the Munich Re Agreement.

(b) None of the properties or assets of the Acquired Companies is or at the Closing Date will be encumbered by any Liens arising out of any unpaid Taxes (except for Permitted Liens) and to Seller’s knowledge, there are no grounds for the assertion or assessment of any Liens (except for Permitted Liens) against any of the properties or assets of any Acquired Company in respect of any Taxes.

(c) Except as set forth on Schedule 4.18(c) hereto, there is no Action or proceeding or unresolved claim for assessment or collection, pending or, to Seller’s knowledge,

threatened by, or present dispute with, a Taxing Authority for assessment or collection from any Acquired Company of any Taxes of any nature (or Seller with respect to Tax matters relating to any Acquired Company). No Governmental Authority has asserted in writing any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against any Acquired Company with respect to any taxable period which has not previously been paid and for which the period of assessment or collection remains open. Since January 1, 2012, no issue relating to the Acquired Companies or involving any Tax for which the Acquired Companies might be liable has been resolved in favor of any Taxing Authority in any audit or examination that, by application of the same principles, could reasonably be expected to result in a deficiency for any material Taxes of the Acquired Companies for any other period.

(d) The Acquired Companies have complied in all material respects with all applicable Laws relating to the payment and withholding of all Taxes that the Acquired Companies have been required to collect or withhold and have paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

(e) Seller is not a “foreign person” within the meaning of Code Section 1445(f)(3).

(f) No Acquired Company has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of Law), in either case, that is binding on the Acquired Companies with respect to any filing period for which the statute of limitations period is still open. Except as set forth in Schedule 4.18(f) with respect to the group comprised of Seller, KW Reinsurance Company Ltd, and the Acquired Companies, no Acquired Company (i) has ever been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns other than a group the common parent of which is Seller, (ii) has ever been a party to or bound by, nor does it have or has it ever had any obligation under, any Tax allocation, sharing, or indemnity agreement or any other similar contract or arrangement or (iii) has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of Law, as a transferee or successor, or otherwise.

(g) Except as set forth on Schedule 4.18(g), there are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to any Acquired Company for any taxable period, and there are no outstanding requests or demands to extend or waive any such period of limitation or collection or assessment, and no power of attorney granted by or with respect to any Acquired Company relating to Taxes is currently in force.

(h) Schedule 4.18(h) lists all income Tax Returns filed by or on behalf of any Acquired Company for taxable periods ending on or after December 31, 2013, and indicates those Tax Returns that have been or are currently being audited or subject to similar examination. Seller has delivered to Buyer correct and complete copies of all income Tax Returns filed by or on behalf of any Acquired Company for taxable periods ending on or after December 31, 2013, and all private letter rulings, notices of proposed deficiencies, deficiency notices, closing agreements, settlement agreements, and pending ruling requests relating to Taxes submitted, received or agreed to by or on behalf of any Acquired Company on or after such date.

(i) Neither Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period, or portion thereof, after the Closing Date as a result of (i) any adjustment under Section 481 of the Code (or any similar provision of applicable state, local, or non-United States Law) by reason of any change in accounting method or otherwise, (ii) any “closing agreement” with or any ruling received from any Governmental Authority executed on or before the Closing Date, (iii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of Law), (iv) the installment or open transaction method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred on or before the Closing Date, (v) any prepaid amount received on or before the Closing Date or (vi) any election under Section 108(i) of the Code. Immediately after the Closing Date, no Acquired Company will have any deferred intercompany items within the meaning of Treasury Regulations Section 1.1502-13, and at such time there will not exist any excess loss account within the meaning of Treasury Regulations Section 1.1502-19 with respect to the stock of any Acquired Company. No Acquired Company has ever had a “permanent establishment” (as defined in any applicable income Tax treaty) or other taxable presence in any country other than the United States. No Acquired Company owns any interest in (i) except as set forth on Schedule 4.18(i), any entity taxed as a partnership under Subchapter K of the Code, (ii) a “controlled foreign corporation” as defined in Section 957 of the Code, or (iii), except as set forth on Schedule 4.18(i), a “passive foreign investment company” as defined in Section 1297 of the Code.

(j) To the Seller’s knowledge, since January 1, 2014, no Acquired Company has participated in or performed or been part of any action or transaction classified as a “reportable transaction” under Treasury Regulation Section 1.6011-4 (or any predecessor provision).

(k) Tax basis, loss and loss adjustment expense reserves, and unearned premium reserves for the Company have been computed and maintained in the manner required under Sections 807, 832, and 846 of the Code and any other applicable Tax provision in all material respects. The Company does not maintain a “special loss discount account” or make “special estimated tax payments” within the meaning of Section 847 of the Code. The Company has never been a life insurance company as defined in Section 816 of the Code, nor has it ever assumed, exchanged, administered, reinsured, or offered any policies or contracts that would constitute life insurance contracts as defined under Section 7702 of the Code or an annuity subject to Section 72 of the Code. The Company has never issued, assumed, reinsured, modified, exchanged, or sold any policies, contracts, or other products to customers that are intended to or have ever been intended to qualify as a “pension plan contract” within the meaning of Section 818(a) of the Code or were otherwise intended to qualify under Sections 401, 403, 408, 412 or 457 of the Code.

(l) No Acquired Company has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 or 361 of the Code during the two years prior to the date of this Agreement or in a distribution which could otherwise reasonably be expected to constitute a part of a plan or a series of related transactions (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement. No Acquired Company is subject to any current limitation (excluding for this purpose any such limitation arising as a result of the purchase and sale pursuant to this Agreement) under Sections 382, 383, or 384 of the Code (or any corresponding or similar provision of Law) on its ability to utilize its net operating losses, built-in losses, credits, or other similar items.

(m) Each Acquired Company files pursuant to a federal consolidated income Tax Return. Each Acquired Company is a member of a federal consolidated return group of which Seller is the common parent (the “Seller Affiliated Group”). All material Tax Returns required to be filed (taking into account extensions thereof) by the Seller Affiliated Group (or any similar consolidated, combined, unitary, or other similar group for state local, or non-U.S. Tax purposes) for each taxable period during which any Acquired Company was a member of such group have been duly and timely filed. All material Taxes owed by the Seller Affiliated Group (or any such consolidated, combined, unitary or other similar group) for each such taxable period have been timely and fully paid. None of the Shares being transferred pursuant to this Agreement constitute a “loss share” within the meaning of Treasury Regulation Section 1.1502-36 to which the provisions of such regulations could apply.

(n) For the purposes of this Section 4.18, Section 8.2(c) and Article IX, any reference to any Acquired Company shall be deemed to include any Person that merged with or was liquidated into an Acquired Company and any subsidiary of any Acquired Company.

4.19 Insurance Matters.

(a) Except as set forth on Schedule 4.19(a), all policies, binders, slips, certificates, and other agreements of insurance that are issued by the Company (the “Insurance Contracts”) in effect as of the date of this Agreement and any and all marketing materials, are on forms in compliance in all material respects with applicable Law (including, the approval or non-objection of such forms by applicable Insurance Departments to the extent required by applicable Law) (the “Forms”). To the knowledge of Seller, each agent or sub-agent authorized to sell or administer products on behalf of the Company was duly licensed (for the type of activity and business written, sold, produced, underwritten or managed), and was appointed by the Acquired Companies in compliance with applicable Law. Each of the contracts between the Acquired Companies and any agent who is selling, underwriting, or issuing business for or on behalf of the Company is valid, binding and in full force and effect in accordance with its terms.

(b) Schedule 4.19(b)(i) lists all reinsurance and coinsurance treaties or agreements, slips, binders, cover notes and similar arrangements, including retrocessional agreements, to which the Company is a party or under which the Company has any existing rights, obligations or liabilities and which applies to a policy period commencing on or after January 1, 2009 (the “Reinsurance Agreements”), the effective date of each Reinsurance Agreement, the termination date of each Reinsurance Agreement which has a definite termination date, the name of the reinsurer and the name of the broker or other intermediary. Seller has provided Buyer with a true and correct copy of each Reinsurance Agreement, together with all amendments, waivers or other changes thereto. Each of the Reinsurance Agreements is in full force and effect, and neither the Company, nor, to the knowledge of Seller, any other party to a Reinsurance Agreement is in breach or default in any material respect as to any provision thereof and there does not exist under any provision thereof, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default. No Reinsurance Agreement contains any provision providing that the other party thereto may terminate such Reinsurance Agreement, or that such Reinsurance Agreement will be automatically terminated, by reason of the transactions contemplated by this Agreement. All Reinsurance Agreements to which the Company is a party, either as a cedent or a reinsurer or retrocessionaire, comply in all material respects with all risk transfer criteria under GAAP, and there is no investigation, inquiry or proceeding currently pending before or, to the Seller’s knowledge, threatened, by any Governmental Authority, to which the Company is subject, with respect to the risk transfer characteristics or the reporting or disclosure thereof, of any such reinsurance or retrocession. Except as set forth on Schedule 4.19(b)(ii), to the knowledge of Seller, since January 1, 2014, (i) the Company has not received any written notice from any applicable reinsurer that any amount of reinsurance ceded by the Company will be uncollectible or otherwise defaulted upon and (ii) the Company is entitled under its respective domiciliary insurance Law to take full credit in its statutory statements for all amounts recoverable by it pursuant to any Reinsurance Agreement.

(c) Prior to the date of this Agreement, Seller has delivered or made available to Buyer a true and complete copy of any material actuarial reports prepared by actuaries, independent or otherwise, with respect to the Company since January 1, 2014, and all attachments, addenda, supplements and modifications thereto (the “Actuarial Analyses”). The information and data furnished by the Company to its actuaries in connection with the preparation of the Actuarial Analyses were accurate in all material respects. Furthermore, each Actuarial Analysis was based, in all material respects, upon an accurate inventory of policies in force for the Company, as the case may be, at the relevant time of preparation and conforms to the requirements of applicable Law.

(d) The aggregate reserves for claims, losses (including, without limitation, incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated), unearned premium and uncollectable reinsurance, as reflected in the annual Statutory Financial Statements referred to in Section 4.4(a)(i), (i) were determined in accordance with presently accepted actuarial standards consistently applied (except as otherwise noted in the Statutory Financial Statements and notes thereto included in such Statutory Financial Statements); (ii) are fairly stated in accordance with sound actuarial principles; (iii) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years (except as otherwise noted in the Statutory Financial Statements and notes thereto included in such Statutory Financial Statements) and (iv) include provisions for all actuarial reserves and related items which ought to be established in accordance with the statutory accounting practices prescribed or permitted by the California Department and applicable Laws.

(e) Except as set forth on Schedule 4.19(e), the Acquired Companies have filed (i) all reports, statements, documents, registrations, filings or submissions (including without limitation any sales material) required to be filed with any Insurance Department in the manner prescribed by applicable insurance Laws and (ii) all material reports, statements, documents, registrations, filings or submissions (including without limitation any sales material)

with any other Governmental Authority in the manner prescribed by applicable Laws. All such reports, registrations, filings and submissions were in compliance in all material respects with applicable Law when filed or as amended or supplemented, and no deficiencies have been asserted in writing by any such Governmental Authority with respect to such reports, registrations, filings or submissions that have not been remedied.

(f) Schedule 4.19(f) lists each agent through which the Acquired Companies market, place or sell insurance who has generated premium on Business policies since January 1, 2013 in excess of $500,000 per calendar year. Except as set forth in Schedule 4.19(f), since January 1, 2013, none of the agents listed in Schedule 4.19(f) has (i) terminated its relationship with the Acquired Companies, (ii) materially decreased the placement, marketing or sales of products issued by the Company or (iii) indicated in writing to the Acquired Companies or Seller that such agent will terminate its relationship with the Acquired Companies or materially decrease the placement, marketing or sales of products issued by the Company. To the knowledge of Seller, each insurance agent, at the time such agent wrote, sold or produced any insurance policy for the Acquired Companies, (A) was duly licensed as an insurance agent for the type of business written, sold or produced in the particular jurisdiction in which such agent wrote, sold or produced such business for the Acquired Companies and (B) was duly appointed as an agent or sub-agent by the Acquired Companies.

4.20 Related Parties. Except as set forth on Schedule 4.20, none of Seller and its Affiliates, directors, officers, employees, and members and the Acquired Companies’ directors, officers and employees (“Related Parties”) is party to any business arrangement or relationship with an Acquired Company and none of such entities or persons own any assets, tangible or intangible, that are used in the Business.

4.21 Consumer Privacy Laws. Since January 1, 2013, each Acquired Company has been in material compliance with any applicable privacy policies it has established pertaining to Personal Information. There are no claims, investigations or proceedings pending or, to the Knowledge of Seller, threatened by any Governmental Authority or claims or proceedings pending or, to the knowledge of Seller, threatened by any Person other than a Governmental Authority that Personal Information collected or stored by any Acquired Company has been compromised, lost, taken without authorization, accessed without authorization or misused in violation of Privacy Laws, any applicable privacy policy of any Acquired Company, or any contractual provision between any Acquired Company and any third party. Since January 1, 2013, no Acquired Company (a) has received any written notice regarding any violation of any Privacy Law from any Governmental Authority, and (b) to the Knowledge of Seller, has had any data breach that has compromised any Personal Information. None of the Acquired Companies maintain any websites that are accessible to the general public that collect or store Personal Information. “Personal Information” means any information (i) that can be used to distinguish or trace an individual’s identity, (ii) which is linked or linkable to a specific identified or identifiable natural person and, with respect to health or medical information, which does not meet the definition of de-identified as defined by the Health Insurance Portability and Accountability Act of 1996, (iii) that is collected, used, stored or maintained by the Acquired Companies, and (iv) which the Acquired Companies are required to keep confidential under applicable Law, or under any applicable privacy policy of any Acquired Company, or any contractual provision between any Acquired Company and any third party. “Privacy Laws” shall mean any applicable laws, statutes, rules, regulations, codes, orders, decrees, and rulings thereunder of any federal, state, regional, county, city, municipal or local government of the United States that apply to Personal Information. No Acquired Company is prohibited presently, or will be prohibited immediately following the consummation of the transactions contemplated by this Agreement (other than pursuant to applicable Law), from using all Personal Information presently used in the Business. Except as set forth in Schedule 4.21, there are no agreements between any Acquired Company, on the one hand, and any third party on the other hand, relating to Personal Information or the use or access of any database system housing such Personal Information.

4.22 Insurance. Schedule 4.22(i) sets forth an accurate and complete list of all insurance policies covering the Acquired Companies, each of their directors, officers, agents, consultants or employees, their assets and properties and the Business, copies of all of which have been provided to Buyer. Except as set forth on Schedule 4.22(ii), with respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable, and in full force and effect; and (b) the policy will not continue to cover the Acquired Companies after the Closing. The Acquired Companies are not in breach or default (including with respect to the payment of premiums or the giving of notices) in any material respect, and no event has occurred which, with notice or the lapse of time, would constitute a breach or default in any material respect, or permit termination, modification, or acceleration under the policy. To the knowledge of Seller, no other party is in breach or default (including with respect to the payment of premiums or the giving of notices) in any material respect, and no event has occurred which, with notice or the lapse of time, would constitute, and the consummation of the transactions contemplated hereby will not constitute, a breach or default in any material respect, or permit termination, modification, or acceleration, under the policy; and no other party to the policy has repudiated any provision thereof. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by or on behalf of the underwriters of such policies or any other Person. Except as set forth in Schedule 4.22(iii), no policy currently in force or issued to the Acquired Companies in the past is subject to any retrospective rating or retrospective premium provision, premium recapture provision, or similar provision.

4.23 Bank and Investment Accounts. Schedule 4.23 sets forth an accurate and complete list of all bank and investment accounts maintained by the Acquired Companies and identifies each individual having signatory authority with respect to each such account.

4.24 Illegal or Unauthorized Payments; Political Contributions. The Acquired Companies, Seller, each officer and director or of the Acquired Companies, and, to the knowledge of Seller, any agent or other representatives of the Acquired Companies have not, to obtain or retain business, directly or indirectly, made or authorized any rebate, payment, contribution or gift of money or property or services, whether or not in contravention of Law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Acquired Companies.

4.25 OFAC. No customer, vendor, employee or other Person that is a party to a contract or agreement with the Acquired Companies (including any beneficiary of any account) is listed on any list of blocked Persons maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”). The Acquired Companies do not have investments in any country or territory that is subject to any U.S. sanctions administered by OFAC.

ARTICLE V

COVENANTS OF SELLER AND BUYER

5.1 Access to Information; Confidentiality; Books and Records.

(a) Between the date of this Agreement and the Closing Date, Seller will, and Seller shall cause the Acquired Companies to, during ordinary business hours, (i) give to Buyer and its authorized representatives reasonable access to all books, records (including, without limitation, all work papers and other documents of the Acquired Companies and their accountants), plants, offices and other facilities and properties of the Acquired Companies, (ii) permit Buyer to make such inspections thereof as Buyer may reasonably request and (iii) cause the Acquired Companies’ officers, employees and advisors to furnish Buyer with such financial and operating data and other information with respect to the Acquired Companies and their businesses, properties and assets as Buyer may from time to time reasonably request. Any such inspection or investigation shall be conducted in such a manner as not to unreasonably interfere with the operation of the Acquired Companies or the Business.

(b) From and after the Closing, Seller, on the one hand, and Buyer, on the other hand, shall promptly afford the other party and its respective agents reasonable access to their respective books and records and information (in each case relating to periods ending on or prior to the Closing Date), employees responsible for the maintenance of such books and records and information, and auditors, in each case to the extent reasonably necessary for the party requesting such access in connection with the operation of the Business, administration of claims and policies, the preparation of any financial statements or any audit, investigation, dispute or Action; provided that the party requesting such access agrees to reimburse the other party promptly for all reasonable and documented out-of-pocket costs and expenses incurred in connection with any such request.

(c) Anything to the contrary in Section 5.1(a) or (b) notwithstanding, (i) access rights pursuant to Section 5.1(a) or (b) shall be exercised in such manner as not to interfere unreasonably with the conduct of the Business or any other business of the party granting such access, (ii) the party granting access may withhold any document (or portions thereof) or information (A) that is subject to the terms of a non-disclosure agreement with a third party; provided, that the Person shall use reasonable efforts to seek a waiver of such confidentiality obligations, enter into a customary joint defense agreement or take other reasonable actions to mitigate such restrictions, (B) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, constitutes a waiver of any such privilege or (C) if the provision of access to such document (or portion thereof) or information, as determined by such party’s counsel, would reasonably be expected to conflict with applicable Laws and (iii) neither Seller nor Buyer, nor any of such party’s auditors or accountants, shall be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(d) All information provided to Buyer pursuant to this Section 5.1 prior to the Closing shall be held by Buyer as Confidential Information (as defined in the Letter Agreement, dated as of June 23, 2015, between Seller and AmTrust Financial Services, Inc. (the “Confidentiality Agreement”) and shall be subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall continue in full force and effect until the Closing, at which time it shall automatically terminate. Buyer shall be bound by the Confidentiality Agreement from inception and will be deemed to be a party thereto. From and after the Closing: (i) Seller, on the one hand, and Buyer, on the other hand, shall, and shall cause their respective Affiliates and Representatives to, maintain in confidence and not use or disclose this Agreement and any written, oral or other information related to the negotiation hereof, (ii) Sellers shall, and shall cause their respective Affiliates and Representatives to, maintain in confidence and not use or disclose any Confidential Information, except, in each case, (x) Buyer, Seller or their respective Affiliates may disclose such information to the extent that the applicable party is required to disclose such information by judicial or administrative process or pursuant to applicable Law; provided that such party shall promptly notify the non-disclosing party in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and the disclosing party shall cooperate with the non-disclosing party and the Acquired Companies to preserve the confidentiality of such information consistent with applicable Law, and (y) Seller or Buyer or their respective Affiliates, as the case may be, may disclose to any Person having any direct or indirect beneficial interest in such party, any lender of such party or any rating agency of such party or its Affiliates, information that is of a type customarily provided to such Person in connection with actions proposed to be taken by such party pursuant to this Agreement or in connection with the transactions contemplated hereby.

(e) Subject to Section 5.1(c) and Section 5.1(d), (i) Seller and its Affiliates shall have the right, upon prior written notice to the Buyer and subject to the execution of a customary confidentiality agreement in a form reasonably acceptable to the Buyer, to have reasonable access to, and to inspect and copy, all books, data, files, information and records in any media (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) of any of the Acquired Companies relating to periods ending on or prior to the Closing Date and to the extent such access or copies are reasonably required in connection with any Tax Return required to be filed by Seller under Law or the defense of any Third Party Claim, and (ii) Buyer and its Affiliates shall have the right, upon prior written notice to the Seller and subject to the execution of a customary confidentiality agreement in a form reasonably acceptable to Seller, to have reasonable access to, and to inspect and copy, all books, data, files, information and records in any media (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) of Seller or any of the its Affiliates relating to periods ending after the Closing Date and to the extent such access or copies are reasonably required in connection with any Tax Return required to be filed by Buyer under Law or the defense of any Third Party Claim. Any information or materials retained by Seller or Buyer or pursuant to this Section 5.1(e) shall be subject to the confidentiality provisions set forth in this Section 5.1. Seller or Buyer shall return such books, data, files, information and records to Seller or Buyer as soon as such books, data, files, information and records are no longer needed.

(f) (i) Buyer agrees that, with respect to all material books, data, files, information and records of the Acquired Companies and (ii) Seller agrees, that with respect to all existing books, data, files, information and records of Seller and its Affiliates relating to Business or the Acquired Companies, in each case as of the Closing Date, it will, for a period of six (6) years from the Closing Date, (x) comply in all material respects with all applicable Laws relating to the preservation and retention of records and (y) apply preservation and retention policies that are no less stringent than those generally applied by Buyer to its own books and records.

5.2 Regulatory Filings.

(a) Buyer and Seller shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effectuate all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the transactions contemplated hereby as promptly as practicable. Each party agrees that it shall consult with the other party with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby, and each party shall keep the other party apprised of the status of all such matters relating to completion of the transactions contemplated hereby.

(b) Buyer shall use its commercially reasonable efforts to file an Application Pursuant to California Insurance Code Section 1215.2 (“Form A”) with the California Department within twenty (20) Business Days following the execution of this Agreement.

(c) Seller shall apply for a Pre-Closing Dividend in the amount of $150,000,000 within twenty (20) Business Days following the execution of this Agreement and shall use commercially reasonable efforts to obtain approval of such dividend from the California Department. The approval or consent to a dividend in such amount or any lesser amount is not a condition to the Closing.

(d) Seller and Buyer agree to make, or cause to be made, if applicable, (i) an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable after the date hereof, but in no event later than twenty (20) Business Days after the date hereof, and to promptly supply any additional information and documentary material that may be requested pursuant to the HSR Act, and (ii) any other filing that may be required under any other antitrust or competition Law or by any other antitrust or competition authority with respect to the transactions contemplated hereby, as promptly as reasonably practicable after the date hereof, but in no event later than twenty (20) Business Days after the date hereof, and to promptly supply any additional information and documentary material that may be requested pursuant thereto

(e) Buyer and Seller agree, upon request, to furnish the other parties with all information concerning itself, its Affiliates (if applicable), directors, officers, members and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Affiliates (if applicable) to any Governmental Authority; provided, however, Buyer and Seller and their respective Affiliates shall not be required to furnish the other party or any of its Affiliates with any confidential information regarding their future plans, financial projections or biographical information for its directors and officers, except that biographical information shall be provided for any Business Employees to the extent such Business Employees will be officers of the Company or the Agency following the Closing and except to the extent that such information is incorporated in the Form A filing.

(f) Each party shall promptly inform the other party in advance of any proposed meetings, discussions or other material communications with the Federal Trade Commission or the United States Department of Justice or any other Governmental Authority regarding the transactions contemplated hereby (and as soon as practicable following any communication from any such entity).

(g) Notwithstanding anything set forth in this Section 5.2, Buyer shall not be obligated to agree to any agreement, approval or consent that would (i) require Buyer, any Acquired Company and/or Buyer’s Affiliates to maintain a certain number of employees or minimum headcount in any jurisdiction or region (other than requirements to maintain resident directors in accordance with Law), (ii) require or involve the sale, license, assignment, divestiture, disposition, or separate holding, through the establishment of a trust, or otherwise, of any Acquired Company or its material assets, properties or the Business or of any of the material assets, properties or businesses of Buyer or any of its Affiliates, (iii) require or involve the making of any debt, equity investment or capital contribution in any Acquired Company, Buyer or any of Buyer’s Affiliates, (iv) require any modification of the existing capital structure of any Acquired Company, Buyer or any of Buyer’s Affiliates, (v) involve any requirement, restriction or limitation on the Business or any business of Buyer or any of its Affiliates, or (v) otherwise be reasonably likely to adversely impact the economic, Tax or business benefits to the Acquired Companies, Buyer or Buyer’s Affiliates of the transactions contemplated hereby, taken as a whole. No party shall be required to waive any condition precedent to comply with this Section 5.2.

5.3 Non-Competition; Non-Solicitation; Non-Disparagement.

(a) Seller hereby acknowledges that it is familiar with the Acquired Companies’ trade secrets and with other confidential information. Seller acknowledges and agrees that the Acquired Companies would be irreparably damaged if Seller or any of its Affiliates were to compete with, or provide services to or otherwise participate in the business of any Person competing in, the Business and that any such competition, provision of services or participation by Seller or its Affiliates would result in a significant loss of goodwill by the Acquired Companies. Seller further acknowledges and agrees that the covenants and agreements set forth in this Section 5.3 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer and its stockholders would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Seller or any of its Affiliates breached this Section 5.3. Therefore, Seller agrees, in further consideration of the amounts to be paid hereunder for the Shares and the goodwill of the Acquired Companies, to the covenants and obligations set forth in this Section 5.3.

(b) Subject to subsection (e) of this Section 5.3, for the period from the Closing until the fifth (5th) anniversary of the Closing, Seller shall not (and shall cause its Affiliates not to) directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage anywhere in the Restricted Territory (as defined below) in any business engaged in competition with the Business; provided, that nothing herein shall prohibit Seller or any of its Affiliates from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation; provided that the surplus lines business and reinsurance business of K-W Reinsurance Company, Ltd. shall not deemed to be in competition with the Business. Seller acknowledges that the Acquired Companies’ business has been conducted or is presently proposed to be conducted throughout the United States (the “Restricted Territory”) and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Companies’ Business being sold by Seller pursuant to this Agreement.

(c) Subject to subsection (e) of this Section 5.3, Seller agrees that for the period from the Closing until the fifth (5th) anniversary of the Closing it shall not (and shall cause its Affiliates not to) directly or indirectly (i) induce or attempt to induce any Transferred Employee to leave the employ of the Acquired Companies or their Affiliates, or in any way interfere with the relationship between the Acquired Companies or their Affiliates and any Transferred Employee, (ii) hire any person who was an employee of Acquired Companies at any time during the twelve (12) month period immediately prior to the date on which such hiring would take place; provided, however, that Seller shall not be restricted from hiring any employee of the Acquired Companies or their Affiliates who responds to a general solicitation for employment not targeted specifically to such employee, without any indirect or indirect solicitation by Seller or any of its Affiliates.

(d) Each party hereto agrees that it shall not (and it shall cause its Affiliates not to), except done in good faith in any Action against the other parties, (i) make any negative statement or communication regarding the other parties, the Acquired Companies or any of their employees with the intent to harm the other parties or the Acquired Companies or (ii) make any derogatory or disparaging statement or communication regarding the other parties, the Acquired Companies or any of their employees. Nothing in this Section 5.3(d) shall limit a party’s ability to make true and accurate statements or communications in connection with any disclosure such party reasonably believes is required pursuant to applicable Law.

(e) If any provision contained in this Section 5.3 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Section 5.3, but this Section 5.3 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Laws, or in any way construed to be null, void and of no effect, a court of competent jurisdiction shall construe and interpret or reform this Section 5.3 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law. Seller acknowledges that

Buyer and the Acquired Companies, would be irreparably harmed by any breach by Seller of its obligations pursuant to this Section 5.3 and that there would be no adequate remedy at law or in damages to compensate Buyer and the Acquired Companies for any such breach and that, in addition to any relief at law which may be available to such other party for such violation or breach or regardless of any other provision in this Agreement, Buyer and the Acquired Companies shall be entitled to injunctive and other equitable relief as the court may grant after considering the intent of this Section 5.3.

5.4 Further Assurances. Seller and Buyer agree that, from time to time for a reasonable period after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably requested by the other party to carry out the purposes and intent of this Agreement and the transactions contemplated hereby.

5.5 Conduct of Business. From the date hereof through the Closing, Seller shall have an unlimited right to manage all investment assets in accordance with applicable Law; Seller may make such adjustments to employment practices as necessary or appropriate to accommodate the transfer of employees from Seller to Agency. Except as set forth in the preceding sentence, and as otherwise contemplated by this Agreement, from the date hereof through the Closing, Seller covenants and agrees that Seller shall cause the Acquired Companies to operate the Business in the ordinary course of business consistent with past practices using commercially reasonable efforts to maintain and preserve the Business (including the all insurance licenses), to preserve the goodwill of customers, agents, brokers, reinsurers and all other Persons having business relationships with the Acquired Companies, and to not take any action of the type described in Section 4.6 hereof without prior written notice to Buyer.

5.6 [Intentionally Omitted].

5.7 Termination of Intercompany Accounts and Agreements. Prior to Closing and except as set forth on Schedule 5.7, (a) the Acquired Companies shall terminate, or cause to be terminated, the agreements and arrangements with any Related Parties (the “Terminated Arrangements”), and (b) all intercompany accounts with Related Parties (an “Intercompany Account”) shall have been paid or settled in full, such that neither Acquired Company nor Seller shall have any Liability following the Closing related to such Terminated Arrangements or Intercompany Accounts. Except as set forth on Schedule 5.7, each such termination shall include a release of the parties thereto from any and all Liabilities and obligations arising out of, or related to, such Terminated Arrangement.

5.8 Public Announcements. No party shall make, or cause to be made, any press release or public announcement with respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication. For avoidance of doubt, announcement of the execution of this Agreement to Business Employees by Seller shall not be deemed to be a public announcement; provided that the timing of such announcement to Business Employees shall be mutually agreed to.

5.9 Business Assets Held by Seller. All assets and liabilities held by the Seller as of the date of this Agreement constituting part of the Business, including without limitation, leases, intellectual property, contractual rights and employment of Listed Employees shall be transferred to and assumed by the Agency prior to Closing (the “Transferred Assets”). For avoidance of doubt the Seller’s assets and liabilities to be retained by Seller are set forth on Schedule 5.9 (the “Retained Assets”).

5.10 Closing Deliveries. At Closing, Seller and Buyer shall execute and deliver, or cause to be executed and delivered, the applicable documents referenced in Sections 2.4 and 2.5 hereof.

5.11 Notification of Certain Developments. Seller shall promptly notify Buyer of, and furnish Buyer with any information it may reasonably request with respect to, any condition or the existence of any fact that would cause the conditions to Seller’s obligations to consummate the transactions contemplated by this Agreement to be incapable of being satisfied. Buyer shall promptly notify Seller of, and furnish Seller with any information it may reasonably request with respect to, any condition or the existence of any fact that would cause the conditions to Buyer’s obligations to consummate the transactions contemplated by this Agreement to be incapable of being satisfied.

5.12 Financial Statements and Information.

(a) Seller shall use commercially reasonable efforts to cause the 2015 GAAP Audit to be prepared on or before May 30, 2016 and promptly following receipt thereof Seller shall deliver the 2015 GAAP Audit to Buyer.

(b) Seller shall, as soon as available but no later than forty-five (45) days after the end of the relevant quarter, deliver promptly to Buyer unaudited consolidated balance sheet and unaudited consolidated statement of income or operations, cash flows and retained earnings or shareholders’ equity of Seller as of and for the portion of the year then ended (the “Interim Financial Statements”).

(c) Seller shall use commercially reasonable efforts to cause the Closing GAAP Audit to be prepared within 120 days after the Closing Date and promptly following receipt thereof Seller shall deliver the Closing GAAP Audit to Buyer.

(d) Seller shall, as soon as available but no later than forty-five (45) days after the end of the relevant quarter, deliver promptly to Buyer any and all statutory financial statements of the Company prepared for filing with a Governmental Authority after the date of this Agreement and prior to the Closing Date (the “Subsequent Period Statutory Statements”). Seller shall cause the Company to duly file all necessary statutory financial statements required to be filed with any Governmental Authority after the date of this Agreement and prior to the Closing Date.

(e) Following the date of this Agreement and until the Closing Date, Seller shall provide, within twelve (12) Business Days of the end of relevant month, to Buyer a financial report providing direct premium written, direct premium earned, paid losses and changes to case reserves, during the relevant month and for the portion of the year then ended.

5.13 Employee Matters.

(a) Prior to Closing, Seller shall cause all Listed Employees (as defined below) of Seller as of the date hereof to become employees of Agency.

(b) Within five (5) Business Days prior to the Closing Date, Seller shall update Schedule 4.12(a) to reflect any change in the information regarding the Business Employees; provided, however, that Seller shall not add any employees to the list set forth in Schedule 4.12(a) without Buyer’s prior written consent, which shall not be unreasonably withheld or delayed. No more than twenty (20) days in advance of the scheduled Closing Date (the “List Date”), Buyer or an Affiliate of Buyer shall make offers of employment on an at-will basis (unless otherwise specified by contract) (each an “Employment Offer”) to all of the Business Employees other than as set forth on Schedule 5.13(b) (the “Listed Employees”). Such Employment Offers are to be effective upon and subject to the occurrence of the Closing. The Employment Offers shall be on terms and conditions that include (A) the same rates of annual base salary (B) commission and bonus opportunities that comparable to those available to Buyer’s similarly situated employees and (C) participation in benefit plans of Buyer made available to employees of Buyer and its Affiliates; provided that no employee’s base salary will be reduced as of the Closing Date or for 30 days thereafter. Listed Employees who accept an Employment Offer, and commence employment with Buyer or its Affiliate on the Closing Date are referred to as the “Transferred Employees” and the date of commencing employment with Buyer or its Affiliate is referred to as the “Transfer Date.” Those Listed Employees who receive but do not accept an Employment Offer from Buyer shall not be considered Transferred Employees for any purpose of this Agreement.

(c) Seller shall, and shall cause its Affiliates to, reasonably cooperate with Buyer with respect to: (i) making the Listed Employees available to complete Buyer’s hiring process prior to the Closing Date; (ii) providing Buyer with all necessary information, including employment, benefits and payroll-related data, in a format and frequency determined by Buyer, regarding all Transferred Employees in order to effect a smooth transition to Buyer’s employment, benefits, payroll and other systems and processes; and (iii) communicating to Transferred Employees with respect to any transition-related matters, including but not limited to Buyer’s hiring process and employee benefits; such reasonable cooperation to continue following the Closing Date.

(d) During the period of time between the signing of this Agreement and the Closing Date, none of Seller or its Affiliates shall (i) terminate any Listed Employee (other than for cause), or (ii) intentionally interfere with Buyer’s hiring of any Listed Employee or otherwise intentionally discourage any Listed Employee from accepting an Employment Offer, without the express written consent of Buyer; provided that the foregoing shall in no way prohibit Seller or its Affiliates from terminating any of their respective employees (including any Listed Employee, so long as such termination is for cause) or from taking such other remedial actions as are deemed reasonably necessary by Seller or its Affiliates, in each case in their sole discretion.

(e) The Transferred Employees shall cease to be covered by the Company Benefit Plans effective on the Transfer Date. Buyer shall not assume the continued operation of any Company Benefit Plans including but not limited to any qualified or non-qualified employee benefit plan or program of Seller as part of this transaction; and, as between Seller and Buyer, all such plans and related Liabilities shall be retained by Seller. Except as set forth on Schedule 5.13(e), Seller shall (and shall cause the Acquired Companies to) take all actions necessary or desirable, including, without limitation, obtaining any necessary consents and authorizations and adopting any necessary plan amendments or resolutions, all such actions in accordance with the requirements of the Code and ERISA, prior to the Closing Date, to terminate the Company Benefit Plans on or prior to the Closing Date (the “Terminated Benefit Plans”), and in no event shall any Transferred Employee be entitled to accrue any benefits under the Terminated Benefit Plans with respect to services rendered or compensation paid on or after the Closing; provided however, that Buyer shall pay severance in accordance with Seller and Agency practice to any Listed Employee who does not accept employment pursuant to the Employment Offers. Buyer shall allow any Transferred Employee (as defined below) who receives an “eligible rollover distribution” within the meaning of Section 402(c)(4) of the Code from Company’s 401(k) Savings Plan to elect to make a direct rollover of such distribution, in cash plus any outstanding loan notes, to a Tax-qualified defined contribution plan maintained by Buyer.

(f) Buyer agrees that as among Seller, Buyer and the Acquired Companies, Buyer shall retain and be solely liable for all Losses and Liabilities, whether asserted or unasserted, known or unknown, against any Acquired Company involving a Transferred Employee related to employment matters occurring following the Transfer Date.

(g) This Section 5.13 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing contained in this Section 5.13, express or implied, is intended to confer upon any Transferred Employee or other Person any right to continued employment for any period, continued receipt of any specific employee benefit, or any rights or remedies of any nature whatsoever under or by reason of this Section 5.13.

5.14 Pre-Closing Dividend. Seller shall cause Company to pay the Pre-Closing Dividend to Seller in such amount, if any, as approved by the California Department. Seller shall use its commercially reasonable efforts to pay any such Pre-Closing Dividend from a distribution in-kind of equity interests, convertible bonds or high yield bonds the Company holds in entities or from proceeds received from the sale of such equity interests, convertible bonds or high yield bonds.

ARTICLE VI

CONDITIONS TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one of which may be waived by Buyer in its sole discretion:

6.1 Representations, Warranties and Covenants of Seller. The representations and warranties of Seller contained in this Agreement (other than the Seller Fundamental Representations) shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (other than such representations and warranties that are made as of a specific date, which representations and warranties shall be deemed made on and as of such date), with only such exceptions that, individually or in the aggregate, do not and would not reasonably be expected to have an economic effect in excess of $10 million. The Seller Fundamental Representations shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (other than such representations and warranties that are made as of a specific date, which representations and warranties shall be deemed made on and as of such date). The covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

6.2 Governmental Filings and Consents. Those certain registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained with, to or from Governmental Authorities or any other Person in connection with the consummation of the transactions contemplated by this Agreement which are set forth on Schedule 6.2, shall have been made, filed, given or obtained.

6.3 No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or otherwise seeks to modify the terms of any of the transactions contemplated by this Agreement or questions the validity or legality of this Agreement or any of the transactions contemplated by this Agreement.

6.4 Closing Deliveries. Seller shall have delivered: (i) all items and satisfied all obligations pursuant to Section 2.4 hereof; and (ii) a certificate signed on behalf of Seller by an executive officer to the effect that such executive officer has read Section 6.1 and the conditions set forth in such Section have been satisfied.

6.5 Reinsurance Agreements Commutations. Seller shall have delivered evidence reasonably satisfactory to Buyer that the Company has Commuted the Commuted Reinsurance Agreements and the Company has no Liability following the Closing related to such Commuted Reinsurance Agreements.

ARTICLE VII

CONDITIONS TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one of which may be waived by Seller in its sole discretion:

7.1 Representations, Warranties and Covenants of Buyer. The representations and warranties of Buyer contained in this Agreement (other than the Buyer Fundamental Representations) shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (other than such representations and warranties that are made as of a specific date, which representations and warranties shall be deemed made on and as of such date). The Buyer Fundamental Representations shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (other than such representations and warranties that are made as of a specific date, which representations and warranties shall be deemed made on and as of such date). Buyer shall have delivered a certificate signed on behalf of Buyer by an executive officer to the effect that such executive officer has read this Sections 7.1 and the conditions set forth in such Section have been satisfied.

7.2 Governmental Filings and Consents. Those certain registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained with, to or from Governmental Authorities or any other Person in connection with the consummation of the transactions contemplated by this Agreement which are set forth on Schedule 6.2, shall have been made, filed, given or obtained.

7.3 No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or otherwise seeks to modify the terms of any of the transactions contemplated by this Agreement or questions the validity or legality of this Agreement or any of the transactions contemplated by this Agreement.

7.4 Closing Deliveries. Buyer shall have delivered all items and satisfied all obligations pursuant to Section 2.5 hereof.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective shareholders, directors, officers, members, managers, employees, and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred by or asserted against any of Seller Indemnified Parties in connection with, attributable to or arising from:

(a) any breach by Buyer of its covenants and agreements contained herein to be performed after the Closing; and

(b) any inaccuracy or breach by Buyer of its representations and warranties contained in Section 3.2.

8.2 Indemnification by Seller. From and after the Closing Date, Seller shall indemnify and hold harmless Buyer and its Affiliates and their respective shareholders, directors, officers, members, managers, employees, and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against any Losses incurred by or asserted against any of Buyer Indemnified Parties in connection with, attributable to or arising from:

(a) any breach by Seller of its covenants and agreements contained herein to be performed after the Closing;

(b) any inaccuracy or breach by Seller of its representations and warranties contained in Section 3.1 and Article IV; and

(c) Except for amounts reflected in the Closing GAAP Audit and included as a liability in the calculation of the Adjusted Tangible Book Value, any Taxes, including any obligation to contribute to the payment of a Tax determined on a consolidated, combined, unitary, or other similar basis with respect to a group of corporations that includes or included any Acquired Company, (A) imposed on the Seller Affiliated Group for any taxable period or (B) imposed on any Acquired Company or for which any Acquired Company may otherwise be liable (x) with respect to any taxable period (or portion thereof determined in accordance with Section 9.2) ending on or before the Closing Date, (y) as a result of the consummation of the transactions contemplated by this Agreement or (z) for the unpaid Taxes of any Person other than an Acquired Company (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-United States law) with respect to an affiliated, consolidated, or combined group of which any Acquired Company is or was a member on or prior to the Closing Date, or (2) as a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing, in each of case (A) and (B) whether or not disclosed in any disclosure schedule or elsewhere.

8.3 Limitations on Indemnification.

(a) Seller’s obligations pursuant to the provisions of Section 8.2(b) and the ability of Buyer Indemnified Parties to recover Losses thereunder are subject to the following limitations:

(i)	Buyer Indemnified Parties shall not be entitled to recover under Section 8.2(b) on any individual claim unless the Losses associated with such claim exceeds $25,000; provided that each claim, regardless of whether or not it exceeds $25,000 shall be counted toward the calculation of the Basket under Section 8.3(a)(ii).

(ii)	Buyer Indemnified Parties shall not be entitled to recover under Section 8.2(b) until the total amount that Buyer Indemnified Parties would recover under Section 8.2(b) exceeds $3,000,000 (the “Basket”) (other than for breaches of the representations and warranties of Seller set forth in Sections 3.1, 4.1, clause (v) of 4.2, 4.3, and 4.13 (the “Seller Fundamental Representations”) or the representations and warranties in Section 4.18 (Taxes) (the “Tax Representations”), for which the foregoing limitation will not apply), and then only with respect to amounts in excess of the Basket.

(iii)	Buyer Indemnified Parties shall not be entitled to recover under Section 8.2(b) for any amount in excess of $50,000,000 (the “Cap”) (other than for breaches of the representations and warranties of Seller of the Seller Fundamental Representations and the Tax Representations, for which the foregoing limitation will not apply).

(b) Buyer’s obligations pursuant to the provisions of Section 8.1(b) and the ability of Seller Indemnified Parties to recover Losses thereunder are subject to the following limitations:

(i)	Seller Indemnified Parties shall not be entitled to recover under Section 8.1(b) on any individual claim unless the Losses associated with such claim exceeds $25,000; provided that each claim, regardless of whether or not it exceeds $25,000 shall be counted toward the calculation of the Basket under Section 8.3(b)(ii).

(ii)	Seller Indemnified Parties shall not be entitled to recover under Section 8.1(b) until the total amount that Seller Indemnified Parties would recover under Section 8.1(b) exceeds the amount of the Basket (other than for breaches of the representations and warranties of Buyer set forth in Sections 3.2(a), clause (iv) of 3.2(b) and 3.2(d) (the “Buyer Fundamental Representations”), for which the foregoing limitation will not apply), and then only with respect to amounts in excess of the Basket.

(iii)	Seller Indemnified Parties shall not be entitled to recover under Section 8.1(b) for any amount in excess of the Cap (other than for breaches of the representations and warranties of Buyer Fundamental Representations, for which the foregoing limitation will not apply).

(c) Notwithstanding anything herein to the contrary, Buyer Indemnified Parties and Seller Indemnified Parties, as applicable, shall not be entitled to recover under Section 8.1, Section 8.2 or Article IX, as applicable, with respect to damages consisting of business interruption or lost profits, damages computed on a multiple of earnings, book value or any similar basis that may have been used in arriving at the purchase price or that may be reflective of the equity value of the Company and indirect, special, exemplary and punitive damages, except to the extent it is paid to a third party in connection with a Third-Party Claim for which indemnification is sought pursuant to Section 8.4.

(d) The representations and warranties of the parties hereto shall be read without regard to any materiality qualification for purposes of determining a breach or the amount of Losses.

(e) No claim for indemnification under this Article VIII for breach of any representation, warranty or covenant contained in this Agreement may be asserted pursuant to this Agreement unless such claim is asserted in writing on or before the Survival Expiration Date.

8.4 Third Party Claims. Promptly after receipt by a Seller Indemnified Party or a Buyer Indemnified Party (an “Indemnified Party”) of notice of any matter or the commencement of any Action by a third party in respect of which the Indemnified Party intends to seek indemnification hereunder (a “Third-Party Claim”), the Indemnified Party shall notify the party that may be obligated to provide such indemnification under this Article VIII of such claims (an “Indemnifying Party”) thereof in writing but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, provided that within fifteen (15) days after receipt of such written notice, the Indemnifying Party confirms in writing its responsibility for all defense costs and expenses, liabilities and obligations arising from such Third-Party Claim and demonstrates to the reasonable satisfaction of the Indemnified Party its financial capability to undertake the defense and provide indemnification with respect to such Third-Party Claim, to assume control of such defense with counsel reasonably satisfactory to such Indemnified Party; provided, however, that:

(a) subject to Section 8.4(d), the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel at its own expense to assist in the handling of such matter or claim;

(b) the Indemnifying Party shall consult with the Indemnified Party prior to acting on major matters, shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such Third-Party Claim or ceasing to defend against such matter or claim (with such approval not to be unreasonably withheld), and shall provide the Indemnified Party with all documents and information reasonably requested by the Indemnified Party;

(c) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a full and complete release from all liability in respect of such Third-Party Claim; and

(d) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third-Party Claim to the extent that the Third-Party Claim (i) seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party, (ii) could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party, (iii) presents a reasonable possibility of a conflict of interest between the Indemnifying Party and the Indemnified Party or (iv) arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation.

After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such Third-Party Claim and proof of its financial responsibility pursuant to this Article VIII, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable out-of-pocket costs of investigation and of liaison counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall be liable for such legal expenses if the Indemnified Party determines in good faith that the incurrence of the same is appropriate in light of defenses not available to the

Indemnifying Party, circumstances set forth in subsection (d) of this Section 8.4 or other similar circumstances. If the Indemnifying Party does not assume control of the defense of such Third-Party Claim as provided in this Section 8.4, the Indemnified Party shall have the right to defend such Third-Party Claim in such manner as it may deem appropriate with counsel reasonably satisfactory to the Indemnifying Party at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor. The reimbursement of fees, costs and expenses with respect to such Third-Party Claims shall be made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred; whether or not such Third Party Claim results in a judicial determination that any inaccuracy or breach of a representation and warranty hereunder has actually occurred.

8.5 Survival Period. The representations and warranties of Buyer and Seller contained in this Agreement and Ancillary Documents shall survive the Closing until the date which is one year and three months following the Closing Date provided, however, the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive indefinitely and the Tax Representations shall survive until sixty (60) days after the expiration of the applicable statute of limitations; provided further, however, that the representations in Section 4.19(d) shall not survive the Closing. Covenants and agreements of Seller that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive the Closing in accordance with their terms. The “Survival Expiration Date” shall mean the date upon which the applicable representation, warranty or covenant ceases to survive.

8.6 Offset; Adjustment to Final Purchase Price; Losses.

(a) Any amounts agreed by Seller or finally adjudicated to be owing Buyer pursuant to Section 8.2 may be offset by Buyer against any amounts payable to Seller hereunder or under the Promissory Note.

(b) Any payment made pursuant to this Article VIII shall be treated by Seller, Buyer and their Affiliates as an adjustment to the Final Purchase Price, and Seller, Buyer and their Affiliates shall not take any position inconsistent therewith for any purpose.

8.7 Exclusive Remedy. After the Closing, the rights of the Indemnified Parties under this Article VIII shall be the exclusive remedy of any Indemnified Party against any Indemnifying Party with respect to any Losses resulting from, or relating to, any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement or any other matter related to the transactions contemplated by this Agreement, except (i) with respect to claims brought on the basis of fraud or criminal activity, (ii) claims seeking specific performance or other equitable relief, or (iii) as set forth in Article IX.

8.8 Stockholder Release.

Seller hereby agrees that it shall not make any claim for indemnification against Buyer, any Acquired Company or any of their respective Affiliates by reason of the fact that Seller is or was a stockholder or agent of any Acquired Company or any of its Affiliates or is or was serving at the request of any Acquired Company or any of its Affiliates as a partner, trustee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, by-law, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of the Buyer Parties against Seller pursuant to this Agreement or applicable Law or otherwise, and Seller hereby acknowledges and agrees that it shall not have any claim or right to contribution or indemnity from any Acquired Company or any of its Affiliates with respect to any amounts paid by it pursuant to this Agreement or otherwise. Effective upon the Closing, Seller hereby irrevocably waives, releases and discharges the Acquired Companies and their Affiliates from any and all Liabilities to it of any kind or nature whatsoever, whether in the capacity as a stockholder of the Companies or their Affiliates or otherwise (including in respect of any rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement and any of the other agreements executed and delivered in connection herewith) or otherwise at law or in equity, and Seller agrees that it shall not seek to recover any amounts in connection therewith or thereunder from Acquired Companies or their Affiliates. In no event may Seller seek contribution from the Acquired Companies or their Affiliates in respect of any payments required to be made by Seller pursuant to this Agreement.

ARTICLE IX

TAX MATTERS

9.1 Tax Returns and Payments.

(a) Seller shall prepare or cause to be prepared, and file or cause to be filed, on a timely basis, all consolidated, unitary, combined, or similar Tax Returns that include any Acquired Company and Seller or any Affiliate of Seller (other than the Acquired Companies) (the “Consolidated Tax Returns”) for any taxable period (or portion thereof, determined in accordance with Section 9.2) ending on or before the Closing Date and shall pay all Taxes reflected on such Consolidated Tax Returns. The Acquired Companies shall furnish Tax information to Seller and the appropriate Affiliates of Seller and shall cooperate with Seller and the appropriate Affiliates of Seller as reasonably necessary to prepare and file the Consolidated Tax Returns in accordance with Seller’s and the Acquired Companies’ past custom and practice. Not later than thirty (30) days prior to the due date including any extension thereof for filing any such Consolidated Tax Return, Seller shall provide Buyer with a copy of such Consolidated Tax Return for Buyer’s review and comment (which copies shall be in the form of pro-forma Tax Returns for each relevant Acquired Company).

(b) Buyer shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Tax Returns with respect to the Acquired Companies for any taxable period (or portion thereof, determined in accordance with Section 9.2) ending on or before the Closing Date that are due after the such date, other than the Consolidated Tax Returns, and, subject to any potential indemnity for Taxes as provided in Article VIII, pay all Taxes reflected on such Tax Returns. Except to the extent otherwise required by applicable Law, all such Tax Returns shall be prepared in accordance with the past custom and practice of the Acquired Companies.

(c) Buyer shall provide Seller with a copy of each Tax Return required to be prepared (or caused to be prepared) by Buyer pursuant to Section 9.1(b) hereof at least thirty (30) Business Days prior to the due date (including any extension thereof) for the filing of such Tax Return, Seller shall have the right to review and comment on such Tax Returns prior to the filing of such Tax Return, and Seller shall provide Buyer written notice of any objections it has with respect to such Tax Returns (a “Tax Dispute”) within ten (10) Business Days of the delivery of such Tax Return (and to the extent no such notice is delivered within such ten (10) Business Day period, Seller shall be deemed to have accepted and agreed to such Tax Returns as provided by Buyer). In the event of any such timely objections, the parties shall in good faith attempt to resolve such dispute for a period of five (5) Business Days following the date on which Buyer was notified of the Tax Dispute; provided, that if such dispute is not settled within such time period, the parties shall promptly submit all such remaining disputed matters to the Neutral Auditors for resolution in a timely manner so that such Tax Return may be timely filed. If the Neutral Auditors are unable to make a determination with respect to any disputed issue within five (5) Business Days before the due date (including extensions) for the filing of the Tax Return in question, then Buyer may file such Tax Return on the due date (including extensions) therefor without such determination having been made and without the consent of Seller; provided, however, that such Tax Return shall incorporate such changes as have at the time of such filing been agreed to by the parties pursuant to this Section 9.1(c). Notwithstanding the filing of such Tax Return, the Neutral Auditors shall make a determination with respect to any disputed issue, and the amount of Taxes, if any, with respect to which Seller or Buyer may be responsible pursuant to this Articles VIII and IX shall be calculated consistently with such determination. The decision by the Neutral Auditors shall be final and binding on the parties with respect to how any such Tax Return should be filed. Notwithstanding anything in this Agreement to the contrary, the fees and expenses relating to the Neutral Auditors pursuant to this Section 9.1(c) shall be borne in inverse proportion to the degree that each party prevails on the Tax Dispute, which proportionate allocation will also be determined by the Neutral Auditors.

9.2 Straddle Period Taxes.

In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after such date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

(a) in the case of Taxes that are either (A) based upon or related to income or receipts (other than premiums), or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable period ended on the Closing Date (based upon an interim closing of the books as of such date); and

(b) in the case of Taxes imposed on a periodic basis with respect to the assets of the Acquired Companies, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period; and

(c) in the case of Taxes imposed on the basis of gross premiums, deemed equal to the amount of Taxes that would be payable based upon the amount of premium written as of the Closing Date.

9.3 Intentionally Omitted.

9.4 Sales and Transfer Taxes. All Transfer Taxes, if any, imposed with regard to the sale of Shares contemplated by this Agreement shall be borne one-half by Buyer and one-half by Seller. Seller and Buyer will cooperate with each other to file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

9.5 Tax Refunds; Amended Tax Returns; Statute Extensions.

Any Tax refund (including any interest with respect thereto) relating to the Acquired Companies for Taxes paid for any taxable period (or portion thereof, calculated in accordance with Section 9.2) ending on or prior to the Closing Date and not reflected or otherwise taken into account as an asset in the calculation of the Adjusted Tangible Book Value pursuant to Section 2.3 shall be the property of Seller, and if received by (or credited against any Tax of) Buyer or the Acquired Companies shall be paid over promptly to the Seller; provided, however, that any such Tax refund that is attributable to a carryback of an Acquired Company’s loss or credit from a taxable period (or portion thereof, determined in accordance with Section 9.2) beginning after the Closing Date shall be the property of Buyer. Buyer shall not cause or permit any Acquired Company or any Affiliate of any Acquired Company to amend or modify any Tax Return of any Acquired Company relating to any taxable period (or portion thereof, determined in accordance with Section 9.2) ending on or before the Closing Date, whether as a result of a carryback of any Tax item to such taxable period or otherwise, without the written consent of Seller, which consent shall not be unreasonably withheld. Buyer shall not cause or permit any Acquired Company or any Affiliate of any Acquired Company to waive any statute of limitations in respect of Taxes or agree to the extension of time with respect to a Tax assessment or deficiency of any Acquired Company for any taxable period (or portion thereof, determined in accordance with Section 9.2) ending on or before the Closing Date, without the written consent of Seller, which consent shall not be unreasonably withheld.

9.6 Tax Contest.

(a) After the Closing, Buyer shall promptly notify Seller in writing of the commencement of any Tax Contest. Such notice shall contain factual information (to the extent known to Buyer or the Acquired Companies) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Governmental Authority in respect of any such asserted Tax liability; provided, however, that any delay or failure to give such prompt notification shall not affect Seller’s obligation to provide indemnification pursuant to Article VIII with respect to such Tax Contest except and only to the extent that Seller are adversely impacted as a result of such failure.

(b) In the case of any Tax Contest that relates to (i) a taxable period ending on or before, or that includes, the Closing Date, or (ii) any matter which could increase Seller’s liability for Taxes (including Taxes which Seller Parties are required to pay pursuant to Section

8.2(c) of this Agreement), Seller shall have the right, upon written notice to Buyer, to participate in or, with respect to any taxable period (or portion thereof (determined in accordance with Section 9.2), ending on or before the Closing Date assume the defense of and control the conduct of such Tax Contest or, in the case of a portion of a taxable period, the portion of such Tax Contest that relates to such portion (but only to the extent that the relevant governmental or judicial party conducting such Tax Contest permits such portion of such Tax Contest to be controlled by Seller at the same time as the portion of such Tax Contest that relates to the remainder of such taxable period is controlled by Buyer). If Seller does not assume the defense of any such Tax Contest or portion thereof, Buyer may defend the same in such manner as it may deem appropriate, including settling such Tax Contest or portion of such Tax Contest (subject, however, to Section 9.6(c) if such settlement would adversely affect Seller) after giving ten (10) days’ prior written notice to Seller setting forth the terms and conditions of settlement.

(c) Neither Buyer and its Affiliates nor Seller and its Affiliates shall enter into any compromise or agree to settle any claim pursuant to any Tax Contest which would adversely affect the other party for such year or a subsequent or prior year without first obtaining the written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed.

(d) Notwithstanding any other provision in this Agreement to the contrary, Seller and its Affiliates shall exclusively control the conduct of any notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or judicial proceeding, suit, dispute or other claim involving any Consolidated Tax Return, and Seller and its Affiliates shall have sole discretion in administering any such claims including the right to settle such claims.

(e) For purposes of clarity, where the provisions of this Section 9.6 and Section 8.4 conflict, the provisions of this Section 9.6 shall control.

9.7 Cooperation and Exchange of Information. Seller and Buyer, and their respective Affiliates, shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any Tax Contest or any audit or similar examination of any Acquired Company in respect of Taxes. Such cooperation and information shall include, but not be limited to, providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Governmental Authorities. Each party and its Affiliates shall make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Seller and Buyer shall each retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Acquired Companies for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified in writing of such extensions for the respective Tax periods, or (ii) three (3) years following the due date (without extension) for such Tax Returns. Neither Seller, on the one hand, nor Buyer or the Acquired Companies, on the other hand, shall dispose of any such materials unless it first offers in writing to the other party the right to take possession of such materials at such other party’s sole expense and the other party fails to accept such offer within fifteen (15) Business Days of the offer being made. Any information obtained under this Section 9.7 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting a Tax Contest or as otherwise may be required by applicable law, regulation or the rules of any stock exchange.

9.8 Termination of Tax Sharing Agreements. As of the Closing Date, Seller shall cause the participation of each Acquired Company in all written Tax allocation and Tax sharing agreements and arrangements between Seller and its Affiliates (other than the Acquired Companies), on the one hand, and such Acquired Company, on the other hand, to be terminated as of the Closing Date so that such Acquired Company will have no further rights or obligations thereunder.

9.9 Unified Loss Rules; Section 338(h)(10) Election.

(a) To the extent Treasury Regulations Section 1.1502-36 is applicable to Seller or any other member of a federal income tax consolidated group that includes Seller or any Affiliate thereof with respect to the sale of any of the Shares pursuant to this Agreement, Seller shall make or shall cause the common parent of any such group to make the election provided under Treasury Regulations Section 1.1502-36 (including, without limitation, on a protective basis) to reduce the Tax basis that Seller has in such Shares so as to prevent any reduction of any Tax attributes of the Acquired Companies, and Seller (or any other Person) shall not make any election otherwise permitted under Treasury Regulations Section 1.1502-36 with respect to the sale of the Shares pursuant to this Agreement that would result in the reattribution of the Tax attributes of the Acquired Companies to Seller or any other member of a federal income tax consolidated group that includes Seller or any Affiliate thereof. Seller agrees to furnish to Buyer a copy of any elections described in this paragraph at least ten (10) days prior to filing such election with the IRS.

(b) The Acquired Companies and Seller will join with Buyer in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local or foreign tax law) with respect to the purchase and sale of its Shares hereunder (the “Section 338(h)(10) Election”).

(c) Seller and Buyer agree that, the aggregate deemed sales price (“ADSP”) (within the meaning of Treasury Regulations §1.338-4) and the amount of the adjusted grossed-up basis (“AGUB”) (within the meaning of Treasury Regulations §1.338-5) for Buyer’s purchase of the applicable Shares shall be allocated among the assets of the Acquired Company in a manner consistent with Code §§338 and 1060 and the regulations thereunder (the “Asset Allocation”). Buyer shall, not later than forty-five (45) days before the proposed date for filing the Section 338(h)(10) Election, provide to Seller, for its review and comment a calculation of the Asset Allocation to be used in preparing the Section 338(h)(10) Election. Within ten (10) days after the delivery of such Asset Allocation, Seller will propose to Buyer in writing any reasonable changes to the Asset Allocation (and in the event no such changes are so proposed to the Buyer within such time period, Seller will be deemed to have accepted and agreed to the Asset Allocation in the form provided.) Seller and Buyer will attempt in good faith to resolve any timely-raised issues arising as a result of Seller’s review of such Asset Allocation within ten (10) days after Buyer’s receipt of a timely written notice of objection from Seller, in order to permit the timely filing of the Section 338(h)(10) Election. If Seller and Buyer are unable to agree on the Asset Allocation within such time period, Seller and the Buyer shall jointly request the Neutral Auditor to resolve any issue in dispute at least fifteen (15) days before the proposed date for filing the Section 338(h)(10) Election, in order that such election may be timely filed, with the fees and expenses of the Neutral Auditors to be split equally by Buyer and Seller. Buyer shall prepare IRS Form 8023 (and any required attachments thereto) and any similar state, local or foreign tax forms (and any required attachments) required to make the Section 338(h)(10) Election (collectively, “Election Forms” and each singularly, the “Election Form”) consistently with the Asset Allocation as finally determined, and shall submit the Election Forms to Seller not later than five (5) days prior to the proposed filing date of the Section 338(h)(10) Election. Seller shall promptly execute the applicable Election Forms and shall return such Election Forms to Buyer promptly and in any event not more than two (2) days after the date on which the Election Forms are submitted to Seller. Each of Buyer, the Acquired Companies and Seller shall file all Tax Returns (including IRS Form 8883) in a manner consistent with the Asset Allocation and the Section 338(h)(10) Election as so finalized, and shall not take any position inconsistent with the Section 338(h)(10) Election or the Asset Allocation as so finalized, unless otherwise required by a determination (within the meaning of Section 1313(a) of the Code or any similar provision of state, local, or non-U.S. law). In the event that any adjustment is required to be made to the Asset Allocation as a result of the payment of any additional purchase price for the Shares or otherwise, Buyer shall prepare or cause to be prepared in a reasonable manner, and shall provide to Acquired Companies a revised Asset Allocation reflecting such adjustment. Such revised Asset Allocation shall be subject to review and resolution of timely raised dispute in the same manner as the initial Asset Allocation. To the extent required, each of Buyer, the Acquired Companies and Seller shall file all Tax Returns (including a revised IRS Form 8883) in a manner consistent with the Asset Allocation as so revised, and shall not (except pursuant to any further revision to the Asset Allocation in accordance with this Section 9.9(c)) take any position inconsistent with the Section 338(h)(10) Election or the Asset Allocation as so revised, unless otherwise required by a determination (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or non-U.S. law).

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

(a) the mutual consent of Seller and Buyer;

(b) either party, if there has been a material misrepresentation or a material breach of warranty or a material breach of a covenant by the other party in the representations and warranties or covenants set forth in this Agreement or the Schedules and Exhibits attached hereto, which, in the case of any breach of covenant which is curable, has not been cured within fifteen (15) Business Days of written notification thereof, and which would constitute a failure of the breaching party to satisfy a condition to Closing by the other party under Section 6.1 or 7.1, as the case may be;

(c) either Seller or Buyer, if the Closing has not occurred on or before the nine (9) month anniversary of the date of this Agreement, and the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein that is required to be fulfilled prior to the Closing; or

(d) either Seller or Buyer, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 10.1(d) shall have complied with Section 5.2 hereof, and with respect to other matters not covered by Section 5.2 hereof, shall have used commercially reasonable efforts to remove such injunction order or decree subject to the same limitations applicable to Buyer set forth in Section 5.2(f).

10.2 Procedure and Effect of Termination.

(a) In the event of termination of this Agreement by either or both of Seller, on the one hand, and Buyer, on the other hand, pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other party hereto specifying the basis for such termination. This Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, and there shall be no Liability or obligation on the part of any of the parties or their respective officers, directors, shareholders or trustees under this Agreement, except that the provisions of this Section 10.2 and Article XI hereof shall survive the termination of this Agreement. Notwithstanding the foregoing, the termination of this Agreement shall not relieve any party hereto of any Liability for any breach.

(b) (i) In the event of termination of this Agreement pursuant to (A) Section 10.1(c) or Section 10.1(d) by Buyer or Seller, or (B) Section 10.1(b) by Buyer, and (ii) in the case of a termination pursuant to Section 10.1(c), as of the date of such termination the California Department shall not have approved the change of control of the Company or such approval is subject to Section 5.2(g), Seller and Buyer shall jointly instruct the Escrow Agent to disburse the Escrow Amount to Buyer.

ARTICLE XI

MISCELLANEOUS

11.1 Counterparts; Facsimile or Electronic Mail Transmission. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall become effective when one or more counterparts have been executed by each of the parties and delivered to each other party. The exchange of copies of this Agreement and of signature pages by facsimile transmission or electronic mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

11.2 Governing Law; Jurisdiction; Venue.

(a) This Agreement and the Ancillary Agreements shall be governed by and construed in accordance with the Laws of the State of New York without regard to conflicts-of-law principles that would require the application of any other Law.

(b) Seller and Buyer irrevocably submit to the jurisdiction of the Courts of the County of New York, State of New York and the United States District Court for the Southern District of New York in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such state or federal court. Seller and Buyer hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The parties further agree, to the fullest extent permitted by Law, that a final and unappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that Seller or Buyer has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Seller and Buyer hereby irrevocably waive such immunity in respect of its obligations under this Agreement.

(d) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE WAIVERS IN SECTION 11.2(d) HAVE BEEN MADE WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF AND SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

11.3 Entire Agreement. This Agreement (including all Exhibits, Schedules or other attachments hereto) and the Ancillary Agreements constitute the complete and exclusive statement of the terms of the agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, promises, and arrangements, oral or written, between the parties with respect to the subject matter hereof and thereof.

11.4 Expenses. Except as otherwise expressly provided in this Agreement, each party shall pay its own fees and expenses (including, without limitation, the fees of any attorneys, accountants, investment bankers, brokers or others engaged by such party) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

11.5 Notices. All notices, consents, waivers and other communications required or permitted under this Agreement shall be sufficiently given for all purposes hereunder if in writing and (a) hand delivered, (b) sent by certified or registered mail, return receipt requested and proper postage prepaid, or (c) sent by a nationally recognized overnight courier service, in each case to the address and to the attention of the person (by name and/or title) set forth below (or to such other address and to the attention of such other Person as a party may designate by written notice to the other parties):If to Seller (or Company prior to Closing):

Kramer-Wilson Company, Inc.

16650 Sherman Way, Suite 280

Van Nuys, CA 91406

Facsimile: (818) 509-1526

Attn: Kevin Wilson

with a copy to:

Hinshaw & Culbertson LLP

633 W. 5th St., 47th Floor

Los Angeles, CA 90071

Facsimile: (213) 614-7399

Attn: Stuart Soldate

If to Buyer (or Company after Closing):

National General Holdings Corp.

59 Maiden Lane, 38th Floor

New York, NY 10038

Facsimile: (212) 380-9498

Attn: Jeffrey Weissmann

with a copy to:

Locke Lord LLP

Brookfield Place, 20th Floor

200 Vesey Street

New York, NY 10281

Facsimile: (212) 308-4844

Attn: Geoffrey Etherington

The date of giving of any such notice, consent, waiver or other communication shall be (i) the date of delivery if hand delivered, (ii) the date of receipt for certified or registered mail, and (iii) the date of delivery if sent by overnight courier service.

11.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that no party shall assign any of its rights or delegate any of its obligations under this Agreement without the express prior written consent of each other party. Notwithstanding the foregoing, Buyer shall have the unrestricted right to assign this Agreement and all or any part of its rights hereunder and to delegate all or any part of its obligations hereunder to any Affiliate or subsidiary of Buyer, but in such event Buyer shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement. Any purported assignment of rights or delegation of obligations in violation of this Section, whether voluntary or involuntary, by merger, consolidation, dissolution, operation of Law, or otherwise, is void.

11.7 Headings; Definitions. Captions, titles and headings to articles, sections or paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement. All references in this Agreement to “Article”, “Section” or “Paragraph” refer to the corresponding articles, sections or paragraphs of this Agreement unless otherwise stated and, unless the context otherwise specifically requires, refer to all subsections or subparagraphs thereof. All references in this Agreement to a “party” or “parties” refer to the parties signing this Agreement. All defined terms and phrases used in this Agreement are equally applicable to both the singular and plural forms of such terms. Nouns and pronouns will be deemed to refer to the masculine, feminine or neuter, singular and plural, as the identity of the Person or Persons may in the context require. Any reference to “including” shall mean including without limitation.

11.8 Schedules and Exhibits. Disclosure of any fact or item in any Schedule or Exhibit hereto referenced by a particular paragraph or Section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or Section, be deemed to be disclosed with respect to that other paragraph or Section only to the extent the relevance to such other paragraph or Section is readily apparent on the face of such disclosure without further diligence, review or inquiry.

11.9 Amendments. This Agreement may be amended or modified only by an instrument in writing signed by each of the parties.

11.10 Representation of Parties. The parties acknowledge that they have been represented by competent counsel of their own choice and that this Agreement has been the product of negotiation between them. Accordingly, the parties agree that in the event of any ambiguity in any provision of this Agreement, this Agreement shall not be construed against a party regardless of which party was responsible for the drafting thereof.

11.11 [Intentionally Omitted].

11.12 Third Parties. Nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon or give any Person other than the parties and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement.

11.13 Cumulative Remedies. The rights and remedies of the parties under this Agreement are cumulative and not alternative and are in addition to any other right or remedy set forth in any other agreement between the parties, or which may now or subsequently exist at law or in equity, by statute or otherwise.

11.14 Waiver. Each of the parties may, only by an instrument in writing, extend the time for the performance of any of the obligations of the other, waive any inaccuracies in the representations or warranties or compliance with any of the covenants or performance of any of the obligations of the other contained in this Agreement, or waive fulfillment of any of the conditions to its own obligations under this Agreement. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by each other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

11.15 Severability. In the event that a court or arbitral body of competent jurisdiction holds any provision of this Agreement invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect, and the application of such invalid, illegal or unenforceable provision to Persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by Law. To the extent permitted by applicable Law, each party waives any provision of Law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Securities Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

SELLER

KRAMER-WILSON COMPANY, INC.

By:	/s/ Kevin Wilson
Name: Kevin Wilson
Its: President

BUYER

NATIONAL GENERAL HOLDINGS CORP.

By:	/s/ Michael Weiner
Name: Michael Weiner
Its: Chief Financial Officer

(Signature Page to Securities Purchase Agreement)

Exhibit A

Promissory Note

(See Attached)

NATIONAL GENERAL HOLDINGS CORP.

PROMISSORY NOTE

FOR VALUE RECEIVED, NATIONAL GENERAL HOLDINGS CORP., a Delaware corporation (the “Company”), hereby unconditionally promises to pay to the order of KRAMER-WILSON COMPANY, INC., a Delaware corporation (the “Holder”), in immediately available funds, the Principal Amount (as defined below), and to pay interest on the unpaid principal amount hereof at the rate set forth in Section 3 of this Promissory Note (this “Note”). All amounts owed hereunder shall be paid in lawful money of the United States of America.

This Note is the “Promissory Note” referred to and defined in that certain Securities Purchase Agreement dated as of January 22, 2016 by and between the Holder and the Company (as amended, the “Purchase Agreement”). Capitalized terms used herein which are defined in the Purchase Agreement shall have the same meanings herein as therein defined unless otherwise defined herein. This Note is subject to the following terms and conditions:

1. Payment of Principal.

(a) For purposes hereof, “Principal Amount” shall mean an amount equal to (i) the Final Purchase Price, less (ii) the Initial Payment, less (iii) the Cash Balance Payment, if any. The Principal Amount shall be outstanding on the Closing Date.

(b) The Principal Amount shall be due and payable in installments on the dates provided in the Purchase Agreement. Interest is payable on each installment date.

(c) Each date on which an installment of principal and interest is due and payable is herein referred to as a “Payment Date” and the second anniversary of the date hereof is herein referred to as the “Maturity Date”.

(d) The then outstanding unpaid principal amount of and interest on this Note shall be due and payable in full on the Maturity Date.

(e) All payments hereunder shall be made by wire transfer of immediately available funds to the Holder’s account at a bank specified in writing by the Holder in writing to the Company from time to time, but not less than five (5) Business Days before the applicable Payment Date.

2. Prepayment. The outstanding principal balance of this Note may be prepaid by the Company at any time and from time to time, without premium or penalty of any kind or nature whatsoever. Prepayments shall be applied to accrued and unpaid interest due hereunder and then to the installments of principal due hereunder in order of maturity.

3. Payments of Interest. The Company shall pay or cause to be paid to Holder interest on the unpaid principal amount hereof from time to time outstanding at a rate per annum equal to four and 4/10 percent (4.4%) per annum, paid in arrears on each Payment Date until this Note shall be paid in full. Interest shall be calculated on the basis of a 365 day year based on the actual number of days elapsed.

4. Payments. Any payment hereunder which is stated to be due on a day which is not a Business Day shall be made on the next succeeding Business Day (and interest shall accrue for such extension of time). All amounts payable hereunder shall be paid in U.S. Dollars no later than 12:00 PM New York City time on the date on which such payment is due by wire transfer of immediately available funds. Except as set forth in Section 2 hereof, all payments made hereunder shall be applied first, to accrued and unpaid interest and second, to the payment of the principal amount outstanding under this Note.

5. Default. The occurrence of any one or more of the following events shall constitute an event of default (each an “Event of Default”) hereunder:

(a)	if the Company shall fail for any reason to make any payment of principal and/or interest hereunder within fifteen (15) Business Days after such payment is due; or

(b)	if the Company becomes insolvent or makes an assignment for the benefit of creditors; or

(c)	if there shall be filed by or against the Company any petition for any relief under the bankruptcy laws of the United States now or hereafter in effect or any proceeding shall be commenced with respect to the Company under any insolvency, readjustment of debt, reorganization, dissolution, liquidation or similar law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity), provided that in the case of any involuntary filing or the commencement of any involuntary proceeding against the Company such proceeding or petition shall have continued undismissed and unvacated for ninety (90) days; or

(d)	if any petition or application to any court or tribunal, at law or in equity, shall be filed by or against the Company for the appointment of any receiver for the Company or any material part of the property of the Company; provided that in the case of any involuntary filing against the Company, such proceeding or appointment shall have continued undismissed and unvacated for ninety (90) days; or

(e)	if payment of all indebtedness under the Senior Credit Facility shall be accelerated and such acceleration shall not have been revoked, rescinded or withdrawn within thirty (30) days of such acceleration.

6. Remedies Upon Default. If any Event of Default shall occur for any reason, then and in any such event, in addition to all rights and remedies of the Holder under applicable Law or otherwise, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, the Holder may, at its option, declare any or all amounts owing under this Note to be due and payable, whereupon the then unpaid principal balance hereof, together with all accrued and unpaid interest thereon, shall forthwith become due and payable. All unpaid principal and interest on this Note shall bear interest at a rate equal to eight percent (8%) per annum thereafter to the extent such amount due and payable is overdue. Company shall indemnify Holder for all costs of collection incurred by Holder after an Event of Default, including, without limitation reasonable attorneys’ fees.

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7. Lost, Stolen, Mutilated or Destroyed Note. If this Note shall be mutilated, lost, stolen, or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen, or destroyed Note, a new promissory note for the then outstanding principal amount of this Note so mutilated, lost, stolen, or destroyed, but only upon receipt of evidence (which may consist of a signed affidavit of the Holder) of such loss, theft, or destruction of this Note, the ownership thereof, and indemnity with respect to any claim pursuant to this Note, all reasonably satisfactory to the Company.

8. Other Matters

(a) Modification; Waiver; Remedies; Transfer. Company may not assign performance of this Note. This Note may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Company and the Holder. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof or hereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder preclude any other or further exercise hereof or the exercise of any other right, power or privilege hereunder. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. This Note may be sold, assigned, transferred or conveyed, by pledge or otherwise by Holder.

(b) Notices. All notices and other communications hereunder shall be in writing, shall be given by one or more of the following means and shall be deemed given: (i) when delivered, if delivered in person, (ii) upon confirmation of receipt, if transmitted by facsimile or electronic mail, (iii) three (3) Business Days after mailing, if mailed by certified or registered mail (return receipt requested), or (iv) on the Business Day on which delivered, (or, if not delivered on a Business Day, on the next Business Day), if delivered by an express courier (with confirmation). In each case, all notices and other communications hereunder shall be made at the party’s address set forth in the Purchase Agreement (or at such other address as such party shall deliver to the other party by like notice).

(c) Severability. If any provision of this Note is invalid, illegal, or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

(d) Headings. The headings in this Note are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Note.

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(e) Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(i) This Note shall be governed by and construed in accordance with the Laws of the State of New York without regard to conflicts-of-law principles that would require the application of any other Law.

(ii) The Company irrevocably submits and by its acceptance hereof the Holder shall be deemed to irrevocably submit to the jurisdiction of the Courts of the County of New York, State of New York and the United States District Court for the Southern District of New York in any Action arising out of or relating to this Note, and hereby irrevocably agrees or is deemed to irrevocably agree, as applicable, that all claims in respect of such Action may be heard and determined in such state or federal court. The Company irrevocably waives and by its acceptance hereof the Holder shall be deemed to irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. Further, the Company irrevocably agrees and by its acceptance hereof the Holder shall be deemed to irrevocably agree, to the fullest extent permitted by Law, that a final and unappealable judgment against it in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(iii) THE COMPANY HEREBY IRREVOCABLY WAIVES AND BY ITS ACCEPTANCE HEREOF THE HOLDER SHALL BE DEEMED TO IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS NOTE. THIS WAIVER HAS BEEN MADE WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF AND SHALL SURVIVE THE REPAYMENT OF THIS NOTE.

(f) Waiver of Demand, Etc. Except as otherwise specifically set forth herein, the Company hereby waives presentment for payment, protest and demand, and notice of protest, demand and/or dishonor and nonpayment of this Note, notice of any Event of Default, and all other notices or demands otherwise required by applicable Law that the Company may lawfully waive. The Company expressly agrees that this Note, or any payment hereunder, may be extended from time to time, without in any way affecting the liability of the Company hereunder. No unilateral consent or waiver by the Holder with respect to any action or failure to act which, without consent, would constitute a breach of any provision of this Note shall be valid and binding unless in writing and signed by the Holder.

(g) Saving Clause. This Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest on the principal balance due hereunder at a rate which could subject Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate which the Company is permitted by applicable Law to contract or agree to pay. If by the terms of this Note, the Company is at any time required or obligated to pay interest on the principal balance due hereunder, at a rate in excess of such maximum rate, the interest rate shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder notwithstanding the other provisions hereof.

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(h) Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note constitutes the entire contract between the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note.

(i) Tax Withholding. No U.S. federal, state or local tax withholding shall be made with respect to payments to Holder under this Note, so long as the Holder shall provide the Company with a properly completed and valid IRS Form W-9 or Form W-8 (or any successor forms), as applicable, which remains accurate, and based on such IRS form the Company shall not be required to withhold with respect to such payments.

(j) Defined Terms. For purposes of this Note, “Senior Credit Facility” means (a) that certain Credit Agreement dated as of May 30, 2014 among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and certain other lenders and parties thereto, as amended, restated or otherwise modified from time to time, and (b) any renewals, extensions, modifications and refundings of any commitments, loans, advances or indebtedness under such Credit Agreement.

(k) SEC Filings. The Company represents and warrants to the holder that all public filings made by the Company with the U.S. Securities Exchange Commission when and as made shall not include any untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

(l) Holder Representation. Holder represents that it has not obtained this Note for purpose of resale or distribution of this Note or any interest therein.

[Signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Promissory Note to be executed, as of the date first set forth above, on its behalf by the undersigned officer thereunto duly authorized.

NATIONAL GENERAL HOLDINGS CORP.

By:

Name:

Title:

6

Exhibit B

Settlement Illustration

Seller Consolidated GAAP Stockholders’ Equity at 12/31/14		$437,911,983

less	insurance licenses	0

	goodwill	0

	other intangible assets	0

	deferred Tax liabilities associated with intangible assets	0

Seller Tangible Book Value at 12/31/14		$437,911,983

less	K-W assets retained at Closing as reflected on Schedule 5.9 other than the proceeds of the Closing Dividend	32,965,520

plus	K-W tax and other liabilities retained at Closing as reflected on Schedule 5.9[1]	26,860,000

less	Pre-Closing Company Dividend	(150,000,000)

Adjusted Tangible Book Value at 12/31/14		$281,806,463

plus	purchase premium	50,000,000

Purchase Price		$331,806,463

[1]	Taxes retained at Closing are not valued as of December 31, 2014 for purposes of this illustration.